As filed with the Securities and Exchange Commission on October 3, 2000

                           Registration No. 333-92299
     ----------------------------------------------------------------------
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
     ----------------------------------------------------------------------
                               AMENDMENT NO. THREE
                                       to
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
     ----------------------------------------------------------------------
                                   ROEX, INC.
     ----------------------------------------------------------------------
                 (Name of Small Business Issuer in its charter)
      California                          2833                    33-0634091
 ------------------------------ ----------------------------- -----------------
 (State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)      Classification No.)          Code Number)
     ----------------------------------------------------------------------
                      2081 BUSINESS CENTER DRIVE, SUITE 185
                         IRVINE, CA 92612 (949) 476-8675
     ----------------------------------------------------------------------
             (Address and telephone number of Registrant's principal
               executive offices and principal place of business)
     ----------------------------------------------------------------------
                    Rodney H. Burreson, President Roex, Inc.
                      2081 Business Center Drive, Suite 185
                                Irvine, CA 92612
     ----------------------------------------------------------------------
            Name, address, and telephone number of agent for service)

                                   Copies to:

                            William B. Barnett, Esq.
                        Law Offices of William B. Barnett
                       15233 Ventura Boulevard, Suite 410
                             Sherman Oaks, CA 91403

                Approximate date of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration statement for the same offering. / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /


                         CALCULATION OF REGISTRATION FEE

 Title of Each Class of Securities        Amount            Proposed              Proposed             Amount of
          to be Registered                 to be             Maximum          Maximum Aggregate      Registration
                                        Registered       Offering Price           Offering                Fee
                                                            Per Share
===================================== ================ ==================== ====================== ==================
Common Stock                             1,000,000            $6.00             $6,000,000(1)           $1,584
Underwriters Warrants to Purchase          100,000              N/A               $100                      $0.03
  Common Stock (1)
Common Stock Underlying                    100,000             $8.10              $810,000                $213.84
  Underwriter's Warranty (3)
Total                                                                           $6,810,100              $1,797.87


-------------------------
(1)    Estimated solely for purposes of calculating the registration fee.
(2)    To be issued by the Company to the Underwriter.
(3) Pursuant to Rule 416, there are being registered such shares as may be issued pursuant to the antidilution provisions of the Underwriter's Warrants.


We may amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall later become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on a date that the Securities and Exchange Commission, acting under Section 8(a), may determine.

                 SUBJECT TO COMPLETION. DATED OCTOBER_____, 2000

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE'RE NOT ALLOWED TO SELL THE COMMON STOCK OFFERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL OUR STOCK NOR DOES IT SOLICIT OFFERS TO BUY OUR STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                1,000,000 Shares

                                   ROEX, INC.

                                  Common Stock

This is an initial public offering of shares of ROEX, Inc. We are offering a minimum of 500,000 shares and a maximum of 1,000,000 shares of our common stock at $6.00 per share.

There is no public market for the shares covered by this offering. The shares being offered are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment. See "Risk Factors" beginning on page 7 to read about certain factors you should consider before buying the shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF OUR SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS
ILLEGAL.

                                              Underwriting
                             Price to         Discounts and        Proceeds to
                              Public           Commissions           Company
                            ----------        --------------       -----------
Per Share                   $     6.00          $    .60           $      5.40
Total - Minimum             $3,000,000          $300,000           $ 2,700,000
Total - Maximum             $6,000,000          $600,000           $ 5,400,000

This is a best-efforts, minimum-maximum offering. Our selected placement agents must sell the minimum offering of 500,000 shares if any are sold. The selected placement agents are not required to sell any specific number of dollar amount of securities in excess of the 500,000 share minimum offering, but will use their best efforts to sell all of the 1,000,000 shares offered. Funds received from subscribers will be held in escrow by Wells Fargo Bank, N.A. Unless the minimum offering is fully sold within 90 days from the date of this prospectus, which period can be extended for an additional 60 days by the placement agent, all purchase payments will be returned in full to subscribers, without interest or deduction. If the minimum offering is sold within the foregoing period, the offering may continue until 1,000,000 shares are sold or March 31, 2001, whichever occurs first. However, we may terminate the offering at any earlier time if we choose to do so.

                            RH INVESTMENT CORPORATION

                The date of this Prospectus is October ___, 2000

                                TABLE OF CONTENTS
                                                                                 Page
                                                                                Number
Prospectus Summary                                                                3
The Offering                                                                      3
Financial Data                                                                    4
Risk Factors                                                                      4
   Risks Associated with Our Company                                              4
     Our Business Has Only Recently Shown A Profit                                4
     Any Effect Of Unfavorable Publicity Is Particularly Harmful To Our Industry  5
     We Are Dependent On New Radio Markets For Future Growth                      5
     Our Business Is Subject To Compliance With Various Government Regulations    5
     If We Lose Our Key Personnel, Especially Our Founder And Spokesperson,
       Rodney Burreson, Our Business May Suffer                                   5
     Failure Of Our Outside Suppliers To Provide Our Products In Sufficient
       Quantities And In A Timely Fashion May Cause Our Business To Suffer        6
   We Are Smaller Than Most Of Our National Competitors And,
     Consequently, We May Lack The Financial Resources To Enter New Markets
     Or Increase Existing Market Share                                            6
   Risks Associated With This Offering                                            6
     This Is A Minimum/Maximum Offering And There Can Be No Assurance That We
     Will Be Able To Sell All Of The Shares Covered By The Offering               6
   This Is Our Initial Public Offering Of Shares And There Is No
     Public  Market For Our  Common  Stock                                        6
   There Will Be No Public  Market For Resale Of Our Shares
     Until Our Shares Are Listed On An Exchange Or Quoted Through NASDAQ          6
   Factors That May Adversely Affect Our Common Stock                             7
     Our Stock Price May Be Extremely Volatile And You May Not Be Able To Resell
   Your Shares At Or Above The Initial Offering Price                             7
     Shares Eligible For Future Sale                                              7
Additional Information Is Available                                               7
Forward-Looking Statements                                                        8
Dilution                                                                          8
Use Of Proceeds                                                                   9
Dividend Policy                                                                   10
Capitalization                                                                    10
Management's Discussion And Analysis Of Financial Conditions And
  Results Of Operations                                                           11
Business                                                                          14
Management                                                                        25
Principal Shareholders                                                            29
Shares Eligible For Future Sale                                                   30
Description Of Capital Stock                                                      31
Transfer Agent And Registrar                                                      31
Underwriting                                                                      32
Legal Matters                                                                     34
Experts                                                                           34

Index to Financial Statements                                                     F-1

Until __________, 2001 (90 days after the date of this prospectus), all dealers effecting transactions in the common stock offered hereby, whether or not participating in this distribution, may be required to deliver a prospectus. This is an addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY


Our Business

Roex, Inc., was incorporated in California on October 5, 1994, to develop and market its own line of dietary supplement products using scientifically based branded ingredients. These products are not intended to diagnose, treat, cure mitigate, or prevent any disease. Since introducing our first product, PC-95, in 1995, we have added thirteen more dietary supplement products to our product line and we are committed to providing only the highest quality products to meet our customers' specific health needs. We have grown from under a million dollars of annual sales to approximately $4 million in 1998, and $5.7 million in 1999. We currently market our products primarily through radio programming. Mr. Burreson, our founder and president, appears live on local talk radio shows in New York, Los Angeles, Las Vegas, Tampa, Spokane and Cleveland. The format is one-half and one-hour radio infomercials, with interactive customer call-ins. In December 1999, Internet e-commerce was added as a vehicle for marketing Roex products. Our radio programs now promote our web site, the web site promotes the radio programs, and we expect this synergy to accelerate sales.

Our Address/How To Contact Us

Our principal executive office is located at 2081 Business Center Drive, Suite 185, Irvine, California 92612 and our telephone number is (949) 476-8675, our FAX number is (949) 476-8682. Our main website address is www.roex.com.

                                  THE OFFERING
Common Stock offered
   by the Company(1). . . . . . . . .       1,000,000 Shares (maximum offering)

                    . . . . . . . . .         500,000 Shares (minimum offering)
Common Stock to be outstanding
   after this Offering  . . . . . . .       6,288,584 Shares (maximum offering)

                        . . . . . . .       5,788,584 Shares (minimum offering)

Use of Proceeds . . . . . . . . . . .       We will use the proceeds to,
                                            increase our inventory of products,
                                            add new radio markets, reduce our
                                            debt and for working capital and
                                            other general corporate purposes.

This is a best-efforts, minimum-maximum offering. Unless at least 50,000 shares of our common stock are sold within 90 days following the date of this prospectus, which period can be extended for additional 60 days, the offering will terminate and no shares will be sold. If the 500,000 share minimum offering is sold within the foregoing period, the offering may continue until 1,000,000 shares are sold or March 31, 2001, whichever occurs first. Our selected placement agents are not obligated to (1) sell any number or dollar amount of our common stock in excess of the 50,000 share minimum offering or (2) purchase any shares at any time. While these agents have agreed to use their best efforts to sell on our behalf all of the common stock offered, we cannot guarantee how much stock in excess of the required minimum, if any, will actually be sold in the offering.
                                 FINANCIAL DATA

The following table summarizes the financial data of our business. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.

                                                     (Unaudited)                             Year
                                                   Six Months Ended                          Ended
                                                       June 30                            December 31
----------------------------------------- ----------------------------------- ------------------------------------


                                                2000              1999              1999               1998
----------------------------------------- ----------------- ----------------- ------------------ -----------------
Operating Data
Net Sales                                 $3,133,908        $2,662,519        $5,736,832         $3,934,910
Net Income (Loss)                         $  392,348        $  267,789        $  534,132         $ (463,264)

Net Income (Loss)
  Per Share:
    Basic                                 $     0.07        $     0.05        $     0.10         $    (0.10)
    Diluted                               $     0.06        $     0.04        $     0.09         $    (0.10)

Weighted Average
  Common Equivalent
  Shares Outstanding:
    Basic                                 $5,288,584        $5,288,296        $5,288,296         $4,826,870
    Diluted                               $6,087,049        $6,086,761        $6,086,761         $4,826,870

                                              June 30           June 30          December 31       December 31
                                                2000              1999              1999               1998
----------------------------------------- ----------------- ----------------- ------------------ -----------------
Balance Sheet Data
Working Capital (Deficit)                 $  49,445         $(415,737)        $(175,910)         $(267,223)
Total Assets                                 $1,100,365     $487,350          $ 810,763          $ 383,182
Net Stockholders' Equity                  $  (2,811)        $(661,502)        $(395,159)         $(940,541)
  (Deficit)


                                  RISK FACTORS


An investment in our common stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this prospectus, the following factors should be considered carefully before making any investment decisions with respect to purchasing our common stock.

Risks Associated With Our Company

Our Business Has Only Recently Shown A Profit. Since we commenced operations in October 1994, we have accumulated net losses through June 30, 2000, of $635,498 and a stockholders' deficit of $2,811. We lost money for the years 1997 and 1998. We operated profitably for the year ended December 31, 1999, and the six months ended June 30, 2000, and we have a net working capital surplus of $49,445. Although we expect to be profitable for the year ending December 31, 2000, we cannot assure that a year-end profit will be realized or that profitability will continue in the future.

Failure to Obtain Appropriate New Radio Markets Could Impede Future Growth. We believe the growth of our net sales is substantially dependent upon our ability to open up new radio markets. Currently, 90% of our sales are generated from our radio health shows in New York City, Los Angeles, Las Vegas, Spokane, Philadelphia and Tampa. Our business plan is to expand our radio health show to between four and eight additional cities in the next twelve months. The success of these radio shows depends on a number of facts including the following:

o selection of radio stations and time slots that appeal to the demographics of our customers, e.g., individuals over 45 years of age

o  consumer acceptance ratings of the show

o  consumer acceptance of our products advertised on the show

o  competition from other health and talk shows on the same or other stations

o  changes in radio station policy which remove the program from their schedule

We can't guarantee that we will be successful in new radio markets. In addition, even if we are successful in some new radio markets, we may not be able to maintain that success over time.

Our Business Is Subject To Compliance With Various Government Regulations. We are subject to regulation by numerous governmental agencies, the most active of which is the U.S. Food and Drug Administration, which regulates our products under the Federal Food, Drug and Cosmetic Act. In addition, the Federal Communications Commission regulates on-air content of radio shows and the Federal Trade Commission regulates advertising. These regulations involve, among other things:

o the formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products;

o  health and safety;

o  product claims and advertising by us.

If we fail to comply with applicable FDA or FCC regulatory requirements, it may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecution.

If We Lose Our Key Personnel, Especially Our Founder And Spokesperson, Rodney Burreson, Our Business May Suffer. We depend substantially on the continued services and performance of our senior management and, in particular, Mr. Burreson. Our business may be hurt if he or one or more of our senior management or key employees leave Roex. Although we have an employment agreement with Mr. Burreson for an initial term of five years, this does not guarantee that he will remain with us for the entire term. If we lose the services of Mr. Burreson or any of these executive officers or other key employees, we may not be able to attract and retain additional qualified personnel to fill their positions in the future. We have recently obtained a $1,000,000 key-man life insurance policy, of which we will be the beneficiary, on the life of Mr. Burreson.

Failure Of Our Outside Suppliers To Provide Our Products In Sufficient Quantities And In A Timely Fashion May Cause Our Business To Suffer. All of our products are provided by outside suppliers. Our profit margins and ability to deliver our products on a timely basis are dependent upon the ability of our outside suppliers to provide quality products in a timely and cost-efficient manner. Three large companies provide 60% of our products. Our ability to enter new markets and sustain satisfactory levels of sales in each market is dependent upon the ability of these or other suitable outside suppliers to respond to our needs. Further, the development of new products in the future will depend in part on these outside suppliers. The failure of any supplier to provide the products or ingredients of products that we require could have an adverse effect on our business, profitability and growth prospects. We have no contracts with our suppliers and there is no assurance of continued supply or stable prices.

RISKS ASSOCIATED WITH THIS OFFERING

This Is A "Minimum/Maximum" Offering And There Can Be No Assurance That We Will Be Able To Sell All Of The Shares Covered By The Offering. The managing placement agent, RH Investment Corporation, and the other selected placement agents are not obligated (1) to sell on our behalf any number or dollar amount of our common stock in excess of the 500,000 share minimum offering or (2) to purchase any number or dollar amount of shares at any time. These agents have agreed to use their best efforts to sell on our behalf all of the common stock offered by this prospectus. However, we cannot guarantee how much stock in excess of the required minimum, if any, will actually be sold in this offering.

We have set a minimum of $3,000,000 of stock to be sold in this offering. Until acceptable subscriptions for such minimum amount have been received, all subscriptions will be held in an escrow account. Once deposited, these funds will only be returned to the investor if the minimum amount of $3,000,000 is not subscribed in the offering period.

This Is Our Initial Public Offering Of Shares And There Is No Public Market For Our Common Stock. To this point, there has not been a market for our shares. We cannot give any assurances that a market will develop, or, if such a market should develop, that it will be sustained with sufficient liquidity to permit you to sell your shares at any time. We also cannot give any assurance to you that your shares could ever be sold at or near the offering price, or at all, even in an emergency.

There Will Be No Public Market For Resale Of Our Shares Until Our Shares Are Listed On An Exchange Or Quoted Through NASDAQ. Because we are directly selling our stock, we have provided that our offering may remain open for up to 90 days after our offering becomes effective. It is doubtful that you could sell your shares for more than the initial offering price of $6.00 per share while our offering is still open.

We do not anticipate applying to list our common stock on any exchange or through the Nasdaq quotation system until we have received acceptable subscriptions for at least the minimum amount of $3,000,000. We further anticipate that we may not receive such minimum amount until the end of the offering period and that, if we are able to list our common stock on an exchange or Nasdaq, such listing may not be effective until 30 days after we file the application. Therefore, it is possible that, even if we are able to list our common stock on an exchange or Nasdaq, such listing would not be effective until four (4) months after the effective date of this registration statement.

Factors That May Adversely Affect Our Common Stock.

Our Stock Price May Be Extremely Volatile And You May Not Be Able To Resell Your Shares At Or Above The Initial Offering Price. Following this offering, the price at which our Common stock will trade may be extremely volatile and may fluctuate significantly. The public market may not agree with or accept this valuation. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly software and Internet companies. After this offering, therefore, you might not be able to resell your shares at or above the initial public offering price.

Shares Eligible For Future Sale. Sales of a substantial number of shares of common stock in the public market following this offering could adversely affect the market price for the common stock. Upon completion of this offering, there is expected to be a minimum of 5,788,584 shares and a maximum of 6,288,584 shares of common stock outstanding. All of the shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act described below. The remaining 5,288,584 shares of common stock outstanding upon completion of this offering are "restricted securities," as that term is defined in Rule 144. All of the restricted shares will be eligible for sale in the open market after the effective date of the Registration Statement, all under and subject to the restrictions contained in Rule 144 and Rule 701.

Prior to the completion of this offering, the Company intends to enter into lock-up agreements with each of the Company's officers, directors and shareholders owning 5% or more of the Company's common stock. Pursuant to the lock-up agreements, each such shareholder will agree, subject to certain exceptions, not to sell or otherwise dispose of any of its shares of common stock until 180 days after the completion of this offering.

As of June 30, 2000, options to purchase 998,850 shares of common stock were outstanding, of which 496,350 are currently exercisable. The Company intends to register on Form S-8 under the Securities Act the offering and sale of common stock issuable under the outstanding options as soon as practicable after the date of this Prospectus.

                       ADDITIONAL INFORMATION IS AVAILABLE

This prospectus is part of a Registration Statement on Form SB-2 filed under the Securities Act of 1933. This prospectus does not contain all of the information in the Registration Statement and its exhibits. Statements in this prospectus about any contract or other document are just summaries. You may be able to read the complete document as an exhibit to the Registration Statement.

We will have to file reports under the Securities Exchange Act of 1934. You may read and copy the Registration Statement and our report at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may telephone the Commission's Public Reference Branch at 800-SEC-0330. Our Registration Statement and reports are also available on the Commission's Internet site at http://www.sec.gov.

We intend to furnish our stockholders with annual reports containing financial statements audited by an independent public accounting firm after the end of each fiscal year.

                           FORWARD-LOOKING STATEMENTS

In General

This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the vitamin supplement industry, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(A) changes in general economic and business conditions affecting the vitamin supplement industry;

(B) our ability to design, order and stock merchandise that appeals to our customers;

(C)    technical developments that make our products or services obsolete;

(D)    our costs in the pricing of our products;

(E)    the level of demand for our products; and

(F)    changes in our business strategies.

                                    DILUTION

At June 30, 2000, we had a negative net tangible book value of $2,811, or approximately $(.00) per share of outstanding common stock. "Net tangible book value" per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the receipt of the estimated net proceeds from our sale of the 500,000 shares and 1,000,000 shares of common stock offered hereby, at an assumed initial public offering price of $6.00 per share of common stock (after deducting offering expenses payable by us), the net tangible book value of Roex at June 30, 2000, would have been approximately $2,497,189 and $5,197,189, or $.43 and $.83 per share of common stock, respectively. This would represent an immediate increase in the net tangible book value per share of common stock of $.43 if 500,000 shares are sold and $.83 if 1,000,000 shares are sold to existing shareholders and an immediate dilution of $5.57, or $5.17, respectively, per share to new investors purchasing shares of common stock in this offering. "Dilution" is determined by subtracting our net tangible book value per share after the Offering from the offering price to investors.

The following table illustrates this per share dilution:

                                                                         If 500,000       If 1,000,000
                                                                         Shares are        Shares are
                                                                            Sold              Sold
                                                                       ---------------- ------------------
Initial offering price per share of common stock                           $ 6.00            $ 6.00
Net tangible book value per share of common stock before the offering      $(.00)             $(00)
Increase attributable to new investors                                     $ 0.43            $ 0.83
Proforma net tangible book value after offering                            $ 0.43            $ 0.83
Dilution to new investors                                                  $ 5.57            $ 5.17
Percentage of dilution to new investors                                        93%               86%


The following table summarizes the number of shares of common stock purchased, assuming the sale of the minimum offering of 500,000 shares, the total consideration paid and the average price per share paid by (i) existing shareholders of Roex at June 30, 2000, and (ii) new investors purchasing shares of common stock in this offering, before deducting the underwriting discounts and estimated offering expenses payable by us.

                                        Shares Purchased                 Consideration Paid           Average
                                                                                                       Price
                                                                                                        Per
                                     Number        Percentage         Amount         Percentage        Share
                                 --------------- ---------------- ---------------- ---------------- ------------
Existing Shareholders              5,288,584           91%           $ 632,687           17%           $0.12
New Investors                        500,000            9%          $3,000,000           83%           $6.00
                                   ---------          ----          ----------          ----           -----
Total                              5,788,584          100%          $3,632,687          100%

The following table summarizes the number of shares of common stock purchased from Roex, assuming the sale of the maximum offering of 1,000,000 shares, the total consideration paid and the average price per share paid by existing shareholders of Roex at June 30, 2000, and new investors purchasing shares of common stock in this offering, before deducting commissions and estimated offering expenses payable by us.

                                        Shares Purchased                 Consideration Paid           Average
                                                                                                       Price
                                                                                                        Per
                                     Number        Percentage         Amount         Percentage        Share
                                 --------------- ---------------- ---------------- ---------------- ------------
Existing Shareholders              5,288,584           84%          $  632,687            10%          $0.12
New Investors                      1,000,000           16%          $6,000,000            90%          $6.00
                                   ---------          ----          ----------           ----          -----
Total                              6,288,584          100%          $6,632,687           100%

                                 USE OF PROCEEDS

The net proceeds to Roex from the sale of the 500,000 shares and 1,000,000 shares of common stock offered hereby at an offering price of $6.00 per share, after deducting offering expenses payable by us, estimated to total approximately $200,000, plus 10%, are $2,500,000 and $5,200,000, respectively. Offering expenses are primarily legal, accounting, printing, and travel.

The following table sets forth our anticipated use of the net offering proceeds, assuming the sale, respectively, of the minimum of 500,000 shares and the maximum of 1,000,000 shares of common stock offered hereby.

                                                    Minimum              If         Maximum
                                                    500,000           750,000       1,000,000
                                                  Shares Sold       Shares Sold     Shares Sold
                                               ------------------ ----------------- ------------------
Sources of Funds:
  Offering Proceeds                               $3,000,000         $4,500,000     $6,000,000
  Offering Expenses                                $ 500,000         $ 650,000      $  800,000
                                               ------------------ ----------------- ------------------

    Net Proceeds                                  $2,500,000         $3,850,000     $5,200,000
                                                  ==========         ==========     ==========

Use of Net Proceeds:
  Expand Radio Markets                             $ 700,000         $ 950,000      $1,100,000
  Marketing and Advertising                          350,000            700,000      1,000,000
  Debt Reductions                                    850,000            850,000        850,000
  New Product Development                                               250,000        500,000
  Inventory                                          150,000            200,000        250,000
  Television/Video Production                        200,000            250,000        450,000
  Developing Internet e-commerce                     200,000            450,000        700,000
  Working Capital                                     50,000           200,000         350,000
                                               ------------------ ----------------- ------------------

    Total Uses                                    $2,500,000         $3,850,000     $5,200,000
                                                  ==========         ==========     ==========

The foregoing represents our best estimate of the allocation of the net proceeds of the offering, based upon our current status of operations and anticipated business plans. It is possible that the application of funds may vary depending on numerous factors including, but not limited to, changes in the economic climate or unanticipated complications, delay and expenses.

The uses of funds for the minimum and maximum of the offering are as indicated in the table. Proceeds from the minimum will be used to retire our debt. The interest rates for the long and short term debts range from 12% to 16% and the maturity dates are from September 30, 2000 to June 30, 2002. The priority for use of funds beyond the minimum is for large proportional increases in radio marketing, advertising and developing Internet e-commerce with smaller proportional increases for the other categories shown in the table. Proceeds for working capital will be used for overhead and administrative purposes. Pending use of the proceeds of this offering, we may make temporary investments in bank certificates of deposit, interest bearing savings accounts, prime commercial paper, U.S. Government obligations and money market funds. Any income derived from these short-term investments will be used for working capital. Because this is a self-underwritten offering, the numbers above do not include any deductions for selling commissions.


                                 DIVIDEND POLICY

We have never paid dividends and do not anticipate paying dividends in the foreseeable future.


                                 CAPITALIZATION

The following table sets forth, as of June 30, 2000, the capitalization of Roex, actual and as adjusted for the issuance and sale of 500,000 and 1,000,000 shares of common stock offered hereby at $6.00 per share, after deducting estimated offering expenses and underwriting discounts and the initial application of the proceeds therefrom. The table also excludes the issuance of up to 998,850 shares of common stock reserved for issuance under outstanding stock options and conversion of $195,000 debt into 170,000 shares of common stock.

                                                                ACTUAL                AS               ADJUSTED
                                                                                   ADJUSTED
                                                           ------------------ ---------------------------------------
Long-Term Debt                                                 $308,615           $      -0-          $      -0-

Stockholders' equity
   Common stock (no par value) 15,000,000
   shares authorized; 5,288,584 shares
   issued and outstanding (actual);
   5,788,584 as adjusted (minimum) and
   6,288,584 as adjusted (maximum)                             ^677,687           $3,177,687          $5,877,687
Preferred stock
   $.01 par value; 5,000,000 shares
   authorized; no shares issued and
   outstanding (actual) as adjusted
Additional paid-in capital                                     $ 35,000            $ 35,000            $ 35,000
Accumulated Deficit                                           $(635,498)           (635,498)           (635,498)
Stock Receivable                                               ( 80,000)            (80,000)             (80,000)
                                                           ------------------ ---------------------------------------

Total stockholders' equity (deficit)                           $( 2,811)          $2,497,189          $5,197,189
                                                           ------------------ ------------------- -------------------

Total capitalization (deficit)                                 $ 305,804          $2,497,189          $5,197,189
                                                           ================== =================== ===================


                                       11

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the six months ended June 30, 2000 and 1999 and for the years ended December 31, 1999 and 1998 should be read in conjunction with our financial statements and related notes thereto, and other financial data included elsewhere in this prospectus.

Results of Operations

Six-month period ended June 30, 2000 and 1999.

Components of revenue and expenses as a percentage of revenue are given in the following table.

                                              June 30                  December 31
                                      2000         1999         1999          1998
                                      ------------ ------------ ------------- ------------
Revenues                              100%         100%         100%          100%
Cost of Sales                          22%          23%          22%           27%
Gross Profit                           78%          77%          78%           73%

Operating Expenses
Payroll                                30%          27%          27%           32%
Sales and Marketing                    20%          21%          19%           24%
General & Administration               13%          17%          20%           20%
Other                                   2%           2%           3%            9%
Net Income (Loss)                      13%          10%           9%          -12%

Six Months Ended June 30, 2000

Sales are recognized when products are shipped. For the six months ended June 30, 2000, net sales increased to $3,133,908, which is 18% greater than for the same period in 1999. The increase was due to an improved marketing effort to better establish our brand name, the introduction of new products and an increase in our loyal steady reordering from our existing customer base. Reorders from existing customers represent about 70% of monthly sales, a continuation of the trend in 1999.

During the first six months, our operating margin increased to 78% from 77% for the same period in the prior year because of greater buying economies. Our operating expenses were reduced to 65% of sales compared to 67% due to a continuation of internal efficiencies achieved last year. Net income for the six months ended June 30, 2000, rose 47% to $392,348 compared to $267,789 in the first six months of 1999 because of a combination of increased sales, improved profit margins and greater operating efficiencies. Net income in the first six months of 2000 increased to 12% of revenue compared to 10% in the same period in the prior year. This resulted in a profit of $.06 per share compared to $.04 for the same period in the prior year on a fully diluted basis.

Payroll and related expenses increased by $225,941 for the first six months of 2000 compared to 1999, which was only 3% of revenue greater because of a continuation of greater operating efficiencies achieved last year. Sales and marketing expenses increased by $81,186 in 2000 compared to 1999, which was 20%, compared to 21% of revenue in 1999. This was due to a continuation of sales efficiency and increased frequency of reorders from existing customers. General and administrative expenses for the first six months of 2000 decreased $31,794 from the comparable period in 1999. This represented a reduction to 13% of revenue compared to 17% because of an increased use of computers and software and automated procedures. Interest expense decreased by $3,432 because of debt pay down.

Monthly sales for the six months of 2000 and 1999 are as follows:

                             2000                 1999
                      -------------------- --------------------
January                    $552,000             $380,000
February                   $481,000             $354,000
March                      $578,000             $517,000
April                      $465,000             $459,000
May                        $555,000             $472,000
June                       $503,000             $480,000

In summary, our sales and profits have been increasing each period. The percentage of revenue by geographic market continues to be about the same as last year.

Years Ended December 31, 1999 and 1998

Sales are recognized when products are shipped. For the year ended December 31, 1999, net sales increased to $5,736,832, which is 46% greater than for 1998. The increase was due to an improved marketing effort to better establish our brand name, the introduction of new products and an increase in our loyal steady reordering from our existing customer base. Reorders from existing customers represent about 70% of monthly sales.

During the same period, our operating margin increased to 78% from 73% because of greater buying economies, and our operating expenses, including a non-recurring debt restructuring and loan fee of $229,775 or 6%, were reduced to 69% of sales from 85%, because of greater internal efficiencies and increased sales with certain fixed costs remaining constant. Net income before taxes rose to $534,132 (9%) from a loss of $462,264 (12%) because of a combination of increased sales, improved profit margins and operating efficiencies. This resulted in basic earnings per share of $0.10 and diluted earnings per share of $0.09 compared to a basic and diluted net loss per share of $.10 for the prior year.

Payroll and related expenses increased by $194,063 in 1999 compared to 1998, but dropped as a percentage of revenue to 27% from 32% because of greater operating efficiency and increased sales. Sales and marketing expenses increased by $149,382 in 1999 compared to 1998, but dropped to 19% of revenue from 24% in

1998, because of increases in sales efficiencies and because of heavy reorders from existing customers. Reordering from existing customers accounted for about 70% of monthly orders and grew in dollar value in direct proportion to monthly sales increases. General and administrative expenses in 1999 increased by $392,820 compared to 1998, although it represented about 20% of revenue in each year. The dollar increase was due to an expanded infrastructure to handle the increased volume of sales and increased use of computers and software to automate procedures for increased sales. Other expenses decreased by $224,177 for 1999 compared to 1998, which represented 2% and 9% of revenue for the respective years. Other expenses were interest and debt restructuring. The debt restructuring cost was $229,775 in 1998 to permit Roex to keep operating, while there were no debt restructuring costs in 1999.

Monthly sales for 1999 and 1998 are as follows.

                           1999               1998
                   --------------------------------------
January                 $  380,000         $  332,000
February                   354,000            311,000
March                      517,000            347,000
April                      459,000            328,000
May                        472,000            300,000
June                       480,000            418,000
July                       458,000            300,000
August                     485,000            330,000
September                  510,000            340,000
October                    536,000            305,000
November                   508,000            309,000
December                   578,000            315,000
                   --------------------- ----------------
                        $5,737,000         $3,935,000

In summary, our sales and profits have been increasing each period and we have transitioned from losses to profits.

Current Revenue by Market is as shown below. Total revenues are expected to increase if the radio shows in Los Angeles and Florida increase in popularity and as additional cities are added.

                                  New York             70%
                                  Los Angeles          20%
                                  Florida               8%
                                  Other                 2%

Liquidity and Capital Resources

Six Months Ended June 30, 2000

As of June 30, 2000, our current assets exceeded our current liabilities by $49,445 which was a substantial improvement over December 31, 1999, when current liabilities exceeded current assets by $175,910. This improvement was primarily due to cash generated from current operations. The long-term portion of notes and loans payable, less current maturities, was reduced to $308,605 on June 30, 2000 compared to $402,685 on December 31, 1999.

As of June 30, 2000, the total stockholders' deficit was reduced by 99% to $2,811 compared to December 31, 1999. This reduction was due to net income of $392,348 for the six months ended June 30, 2000.

Our cash as of June 30, 2000 was $391,325, a 28% increase from December 31, 1999. This was primarily due to a $392,348 profit for the six months. Cash in the amount of $248,962 was provided from operations, including depreciation and changes in receivables, inventory and payables, with a pay down of $8,097 of trade payables. $154,070 was used for financing activities, with the major contributors being payments on loans and capital leases and deferred offering costs.

We expect to have adequate working capital for the next 12 months, without proceeds from this offering or additional financing, mainly from cash flow from operations. We have no material capital commitments at this time. Proceeds from this offering will provide funds for growth and to pay down existing loans.

Profits and cash flow from operations were substantial in the first six months of 2000, $392,348 and $248,962, respectively. This is an improvement from a profit of $267,789 for the first six months of 1999 and $534,132 for all of 1999 and heavy losses in prior years, $463,264 in 1998 and $511,847 in 1997. We expect profitability to continue and to increase in the next 12 months.

Year ended December 31, 1999

As of December 31, 1999 our current liabilities exceeded our current assets by $175,910, which was a 34% improvement over December 31, 1998. This improvement occurred even with an increase of current maturities of notes and loans payable of $380,543 due to a shift into expiration of the notes in less than 12 months. The long term portion of notes and loans payable, less current maturities, was reduced by $392,758, even though $165,000 was borrowed in 1999 to help fund this offering. As of December 31, 1999 the total stockholders' deficit was reduced by 58% to $395,159 compared to December 31, 1998. This reduction was due to net income of $534,132 for 1999.

Our cash as of December 31, 1999 was $306,552, a 460% increase from December 31, 1998. This was due to a $534,132 profit for the year; $383,561 cash was provided from operations, including depreciation and changes in receivables, inventory and payables, with the largest single factor being a pay down of $137,562 of trade payables; $117,512 was used for financing activities, with the major contributors being payments on loans and capital leases and deferred offering costs.

We expect to have adequate working capital for the next 12 months, without proceeds from this offering or additional financing, mainly from cash flow from operations. We have no material capital commitments at this time. Proceeds from this offering will provide funds for growth and to pay down existing loans.

Profits and cash flow from operations were substantial in 1999, $534,132 and $383,561 respectively. This is an improvement from heavy losses in prior years, $463,264 in 1998 and $511,847 in 1997. We expect profitability to continue and to increase in 2000.

Year 2000 Compliance

Roex was fully compliant by the end of the year. We are currently in Y2K compliance with our merchant card processing center.

                                    BUSINESS

Introduction

Our company, Roex, Inc., was incorporated in California on October 5, 1994 to develop and market its own line of dietary supplement products using scientifically based branded ingredients. These products are not intended to diagnose, treat, cure, mitigate or prevent any disease. Our founder and President, Rodney H. Burreson, has been an athlete and body builder for a number of years and has experienced a myriad of ailments and injuries resulting from these activities. He became committed to finding and developing non-pharmaceutical solutions to improve his own quality of life. Not content with the then-current products and formulas on the market, Mr. Burreson, through education and research, began to develop his own formulas that combined the highest quality and best ingredients to form more comprehensive products that would meet his own specific health needs. The Company's first product was the super antioxidant, called Procyanidin or PC-95, a grape seed extract, which was first sold in April 1995. Since introducing PC-95, the Company has added nineteen more dietary supplement products to its product line and is committed to providing the highest quality products to meet its customers' specific health needs. The Company has grown from under a million dollars of annual sales to approximately $4 million in 1998 and $5.7 million in 1999. The Company currently markets its products primarily through radio programming. Mr. Burreson appears live on local talk radio shows in New York, Los Angeles Las Vegas, Spokane, Cleveland and Southern Florida. The format is half hour and one-hour radio infomercials, with interactive customer call-ins. We recently added Internet e-commerce as a vehicle for marketing Roex products. Our radio programs promote our web site and the web site promotes the radio programs; we expect this synergy to accelerate sales.

Our Industry

The Dietary Supplement Industry has formally been in existence for approximately 80 years. In the 1920's, supplement pioneers began encapsulating whole foods, specifically vegetables, for the purpose of concentrating their nutrients as adjuncts to the daily diet. Research had just been completed showing that vitamins, metabolic components of foods, were key constituents of the healthy body. Many developing nations used herbs and herbal formulations as standard recognized "medicines" for treating disease. With the advent of antibiotic therapy in the 1930's, many of the herbs were removed from the U.S.

Pharmacopoeia and fell into disuse in this country. Vitamin research continued at a very slow pace due to lack of funding by pharmaceutical companies to underwrite research as synthesized chemical constituents dominated U.S. scientific research at that time.

Over time, select health care practitioners began to notice severe problems with the prescription medications of pharmaceutical manufacturers. Chief among these problems were (and still are today), toxic levels and methods by which most synthesized drugs work within the body. Further, astute clinicians began to notice that while pharmaceuticals were "treating" a disease state, they were doing nothing to prevent these diseases. Whole food therapy began to be practiced, based upon many epidemiological studies that illustrated the direct connection between diet, nutrients and health. Dietary supplement manufacturers began to concentrate the active constituents in the whole foods, and thus the dietary supplement industry was born.

Today, the industry is thriving as never before in its history. The industry product is comprised of food supplements which may be broken down into a variety of categories based on botanical and/or chemical classification of ingredients or raw materials, such as vitamins, herbs, amino acids, botanicals, metabolites, etc. Dietary supplements may be found in tablet, capsules, liquid or powdered form.

Because the original purpose of this industry was to focus on prevention of disease as opposed to therapeutic "cure", and due to the U.S. government creation of broadly defined descriptions of "drugs", the benefits of dietary supplementation in health care has frequently been overlooked in U.S. scientific research. The European community has long recognized nutritional therapy in disease prevention and cure; in fact, today the majority of clinical research demonstrating the efficacy of nutritional and herbal therapy has come from Europe, with Germany being the leader in herbal efficacy and scientific documentation.

Hundreds of companies, big and small, cater to the nutritional supplement market. Most of them manufacture and distribute using conventional distribution channels of retail nutritional stores, drug stores or discount stores. Some sell on the Internet. Some sell via TV or radio infomercials. Some sell through multilevel marketing. To the best of our knowledge, Roex is the only company that sells through talk radio with interactive listener phone calls. This method is very effective in educating our customers and building customer confidence in Roex products. This develops loyal customers who are repeat buyers. About 70% of Roex sales are from repeat buyers.

Our Company

Roex products are promoted on radio shows in which health related questions of the listening audience are answered. Roex maintains a full time telemarketing department to expedite direct radio induced orders via a toll free "800" number given out during the radio program. Roex currently presents 75 radio shows per week broadcasting on 13 radio stations in New York City, Los Angeles, Tampa, Cleveland, Las Vegas, and Spokane. Roex recently entered retail markets utilizing third party sales and marketing organizations to sell Roex products to their established customer bases. To date, these markets include independent pharmacies, chiropractors and retail food chains. We have recently added the Internet as a supplemental means of marketing our products.

Our Market

As a result of the Company's advertising methodology, the Company's existing target market has become the senior citizen group, those individuals from the age of approximately 55+ years old. Demographics testify to the strength of this customer base, as at least half of all shoppers over the age of 50 "strongly agree" that it is important to take a vitamin or mineral supplement every day. According to Nielsen surveys, seniors spend more on multi-vitamins than any other demographic group. Demographic data and forecasts anticipate an increasing number of senior citizens in the immediate future. Roex products address health concerns for seniors such as osteoporosis, free-radical damage, hypertension, sleeplessness and suppressed immune function resulting in slowed or impaired immune response throughout the body. Roex products, while not intended to diagnose, treat, cure or prevent any disease, are used by our customers to provide optimal bodily functions, providing incentive for use today and tomorrow.

The Company's future market will focus on the largest purchasing population of individuals the United States has ever known: "Baby Boomers". This is a large new market for Roex to pursue as it has by its very nature, built-in motivators for enhancing and maintaining health and longevity. The baby boomers not only add to the number of potential customers, but will potentially add "quality customers" who are capable and willing to pay for high quality products.

Our Marketing Strategy

Our marketing strategy is built upon creating brand identity with customer loyalty. Our customers listen to us on the radio and ask questions, hear the questions of others and the answers of our CEO, Rod Burreson, or one of the other two experts on our radio shows. We believe customers will continue to buy our products because of confidence in the product, its effectiveness and its quality. These loyal customers will accept no substitutes, because of fear of compromise in these qualities. We now have talk radio shows in four cities and, as we expand, we intend to selectively add cites and develop customer bases that are as loyal as many of our present customers. To further increase revenues, we intend to selectively add products for our existing customers as a result of research and development. Our radio stations and time slots are carefully chosen because they appeal to our demographic base, currently affluent senior citizens. When we expand to the baby boomers we will choose appropriate radio stations and time slots for their appeal to this group. Expansion of Internet sales will be based upon continuing to build brand identity and providing quality information on our web site, as well as quality products.

Roex products are currently available for purchase by consumers directly from Roex via a toll free "800" line. Calls are handled by Roex's in-house telemarketing department with computer access to prior ordering patterns. The telemarketers are assigned specific customers for continuity. They are primarily compensated by commission. We intend to build sales by having telemarketing personnel increase their outbound calling. We recently added a web site ordering capability, and we promote our web site on our radio shows. Also, we currently have limited direct sales through third party distributors who resell to their established customer bases of retail stores. Future plans call for television "infomercials" and sales to specialty grocery and similar stores for resale. The

Company has not yet conducted any formal or scientific marketing studies in the development of these strategies, but will do so before committing any substantial investment. The marketing strategies presented here are based upon consumer demand, past success of existing marketing programs and common industry-wide practices, all specialized by the unique Roex radio marketing approach.

Radio. Roex has a unique way of marketing in that the majority of its sales are generated by direct sales through radio programming. The Company currently markets its products almost exclusively through radio programming. The Company's president and founder, Rodney H. Burreson, appears live on local talk radio shows in New York, Los Angeles, Las Vegas, Spokane, Cleveland and Tampa in half-hour and one-hour infomercial formats. The shows promote Roex's products and listening audiences' health-related questions are answered. We have recently added a second radio host to help with the heavy load of live programming, and plan to recruit additional live radio hosts, such as nutritionists or influential health specialists. All shows are broadcast from the Company's facilities in Irvine, California live through ISDN telephone lines to the stations. The Company maintains a full-time telemarketing department to expedite direct radio induced orders via a toll free "800" number given out during the radio program. Roex currently presents 35 radio shows per week, broadcasting on 7 radio stations in New York, Los Angeles, Tampa, Philadelphia, Las Vegas and Spokane. We plan to add up to 8 selected new cities and radio stations with proceeds of this offering, which should substantially increase revenue. Later we plan to syndicate the program so as to reach up to 200 stations via satellite. We are also currently testing 30 and 60-second radio spots in the New York market.

Internet Marketing. We have an extensive web site that provides product information to prospective customers and is being augmented with a library of pertinent articles about nutritional supplements. It also provides archives of Roex's radio broadcasts so that customers may listen to broadcasts that they may have missed. This site also features articles authored by experts within or associated with the Company. Roex has linking arrangements with other web sites. Roex authors articles for this web site and in return receives cross link traffic. In December 1999, Roex started e-commerce and its web site is now taking orders and reorders directly for customers. It is expected that the wealth of nutritional supplement information available at the site will be a confidence builder to attract some customers who become loyal to the Roex products in a similar manner to how their loyalty is built through Roex's radio shows. Plans are also being made to use Extractor-Pro to obtain lists of people sending e-mails to other nutritional supplement sites and send them Roex invitational e-mails. We use our radio shows to promote our web site, www.roex.com. Early results of this synergistic combination of radio and Internet show promising sales growth. Our first full month of e-commerce was January 2000. From January through May 31, 2000, we had an average of 170,000 hits per month, in which we sold an average of $12,500 (of which $7,500 is a shift from telephone orders) of product and experienced Internet orders which on the average were larger than those from 800 number call-ins.

Telemarketing. Our database of customers is currently about 30,000 and growing at the rate of 1,000 per month. Each telemarketer is responsible for his or her customer list within the database. Telemarketers are frequently able to promote the Company's other products when a customer places an order. Our telemarketers also routinely make outbound calls during non-peak hours and send out newsletters, promotional flyers, gift certificates and new product information. ACT Software is used to keep track of each telemarketer's calls to and from new and existing customers. We estimate that approximately 70% of our orders come from reorders from existing customers.

Direct Sales. To supplement our radio and telemarketing sales, we recently started using established distributors to sell Roex products to their established customer bases of retail stores. This approach requires a much smaller direct sales organization and may create greater market exposure in targeted areas.

Television. We believe that a direct response television campaign could be a cost-effective means of increasing sales. With cable TV, we can target well-defined markets whose demographics correspond to our established customer base. With proceeds from this offering we will engage an experienced TV production company specializing in direct response television to design and coordinate the campaign.

Promotions and newsletters. Roex sends periodic newsletters to our customers featuring special promotions to educate and to stimulate phone-in orders. We also feature special promotions from time to time, such as awards for free trips for large orders.

Customer referral program. Customers participate in a referral program where they earn credits toward their own future nutritional supplement orders based upon how much product is ordered by new customers who they refer. This new program, referred to as the Level 1 program, is completely computerized.

Seminars. Part of the Roex marketing strategy is to hold seminars in each city covered by our radio broadcasts. One of these seminars was held in May 1999 in New York City. Over 800 people attended to hear Roex's President, Rod Burreson, speak about nutritional supplements and answer questions from the audience. Roex's products are also sold at the seminars. The seminar was publicized on Roex's local New York radio show. Additional seminars will be held in September, October and November, 2000 in Los Angeles, Miami, Tampa and New York.

Competition

Competitors abound in this industry due to its perceived unregulated status by the Food and Drug Administration, making it possible for someone to "manufacture" supplements in their home and market them for sale to the public through whatever means they may find. While the playing field may be large, the market is dominated by companies who are self-regulating and adhere to FDA good manufacturing practices. Mainstream Roex competitors are Metagenics, Anabolic Laboratories, Twin Labs, Standard Process, Enzymatic Therapy, Nature's Plus, Bodyonics, Ltd., Country Life, Nature's Way, PharmaNutrients, Irwin Naturals, Natrol, Now Foods, Nature's Herbs, Solaray, Solgar, Douglas Laboratories, Da Vinci Laboratories and Weider Laboratories. These major competitors sell in excess of $40 billion of food supplements annually and carry products similar to Roex products in form, function and manufacturing efficacy. All of these companies are much larger than Roex and have greater financial strength. Roex sales are concentrated in only seven United States cities (New York, Los Angeles, Miami, Tampa, Cleveland, Las Vegas and Spokane) and represent only a small portion of all dietary supplement sales in these cities.

We believe that we may have an advantage in competing with this pool of manufacturers due to our brand identification with a loyal customer base. Although similar products are available from our competitors, we believe many of our customers continue to buy our products because of confidence in the product, its effectiveness and its quality. These loyal customers will accept no substitutes, because of fear of compromise in these qualities. About 70% of all Roex sales are to existing customers. Thus, our competitive advantage is mainly in brand identity and service.

Our Products

Roex currently has twenty "dietary supplements" and two other products. Dietary supplements are defined as "a product intended to supplement the diet that contains one or more of the following ingredients: a vitamin; a mineral; an herb or other botanical; an amino acid; a dietary substance for use to supplement the diet by increasing the total dietary intake; or a concentrate, metabolite, constituent, extract or combination of any of the previously mentioned ingredients ... the term dietary supplement means a product that is labeled as a dietary supplement". Vitamins and minerals are essential nutrients that, in general, our bodies cannot manufacture. They are needed for good health and many vital functions. More than 40 different nutrients are required for normal growth and maintenance of body tissues. In addition, scientific research is showing that generous intakes of vitamins, minerals and other nutrients may play an important role in maintaining optimal health.

Our Current Products:

PC-95 (Grape Seed Extract). PC-95 grape seed extract is a rich source of one of the most beneficial groups of plant phytochemicals (fi-to-chemicals), and procyanidins (pro-cy-an-i-dins), which exert many health promoting effects. Studies show the procyanidins found in PC-95 are more potent in their antioxidant abilities than vitamins C and E, yet these same phytochemicals provide antioxidant protection for both these vitamins in the body. Procyanidins were first isolated by Jacques Masquelier, a Ph.D. candidate at the University of Bordeaux in France in 1950. Research indicates that on a cellular level, procyanidins are incorporated within the cell membrane, protecting against both water and fat-soluble free radicals. PC- 95, imported directly from France, can assist in maintaining optimum health without adverse side effects. Roex Procyanidin 95 pharmaceutical grade, grape seed extract is patented under US Patent #4,698,360 by Dr. Masquelier.

B-Complex. According to the 15th annual consumer survey published in August of 1997, sponsored by Whole Foods, Inc. (an industry manufacturer) and conducted through Energy Times Magazine (the largest health food store supported magazine in the industry), over 88% of respondents purchased a B-complex formula in 1996. The inclusion of a high-quality vitamin B complex greatly enhances Roex's product line, as B vitamins are vital to almost every metabolic function within the body. Management believes this product is essential for Roex to include in its product line to maintain a competitive edge in the marketplace.

The Ultimate Calcium & Mineral Formula(R). The Ultimate Calcium & Mineral Formula is one of the most comprehensive calcium products on the market today containing five different forms of absorbable calcium, including high collagen microcrystalline hydroxyapatite calcium, chelated and transporter-bound minerals to encourage maximum absorption, trace minerals, silica and vitamin D3 for absorption and utilization. Clinical studies have shown calcium to be helpful in building and maintaining healthy bones, hair, skin and nails as well as assisting with regulation of heartbeat. Regular use of this product may be helpful in reducing the risk of bone loss in women from puberty to middle age, in elderly men and women and in those with a family history of bone loss.

Mother's Gift(R) Colostrum,. Colostrum contains all four of the key
Immunoglobulins: IgM, IgG, IgA and secretary IgA These Immunoglobulins all neutralize bacteria, viruses, and yeasts. Colostrum contains natural growth factors that are very important to promote wound healing and tissue repair, increase the breakdown of fat, and to balance the blood sugar. Studies show bovine Colostrum contains up to 100 times the mitogenic potency of human Colostrum. Lactoferrin also found in Colostrum has been shown to reduce the damaging effects of free radicals. Colostrum may also have certain healing properties. Capsules can be opened and applied directly to cuts, abrasions, or irritable skin conditions; and/or applied directly to gums in cases of sensitive teeth and mouth sores. Roex Mother's Gift(R) Colostrum comes from New Zealand pasture fed cows certified to be free of antibiotics and hormones.

Ester-C(R). Ester-C(R) is a superior quality vitamin C, made as the only patented non-acidic vitamin C available today. This unique product is manufactured under a natural process which results in a product having the same pH as distilled water. Clinical studies show this non-acidic Vitamin C is absorbed into the bloodstream faster, in larger amounts, and penetrates the white blood cells more efficiently than other types of vitamin C. Low blood levels of vitamin C have been linked to bone fragility. Known for its antioxidant and immune stimulating properties, vitamin C has also been shown to be beneficial in promoting collagen formation, an essential component of skin and connective tissue as well as assisting in maintaining the integrity of capillary walls. Ester-C(R) is a registered trademark of Inter-Cal Corporation, U.S. Patent No. -4,833,816.

Immortale(R) for Men & Immortale(R) For Women. Immortale(R) is a specially designed formulation of herb and plant extracts and phytochernicals designed to promote hormonal balance, lean muscle mass, and enhance sexuality and vitality. The main ingredient, Tribulus terristris, has been used by athletes in Eastern European countries for its positive effect on the immune system and for assistance in improving stamina and muscle strength without harmful side effects.

Advanced Men's Formula(TM) (Prostate Formula). The Roex Prostate Formula for Men ingredients are chosen due to there documented nutritional support for a healthy prostate. Key to this formula is the herb Saw Palmetto, which has been shown to provide nutritional support for a healthy prostate. To this formula Roex adds additional supportive ingredients such as zinc chelate, pumpkin seed, pygeum africanum extract, cranberry extract, stinging nettle, echinacea purpurea, lysine HCL (hydrochloride), and glutamic acid, as well as Vitamins B6, D and E. Roex Advanced Prostate Formula for Men is based on the latest scientific research for optimal prostate health.

Melatonin. Melatonin is a synthetically produced, pharmaceutical grade dietary supplement formulated to compliment the naturally occurring master Melatonin hormone secreted from the pineal gland (located in the center of the brain), which has been shown to assist the body's natural circadian rhythms, or sleep/wake cycles. Current research indicates that natural melatonin levels peak in puberty and continue to drop as we age. Roex Melatonin, currently imported from Switzerland, supplements the body's natural melatonin and is enhanced with vitamin B6 to encourage the body's natural production of melatonin. People whose schedules require re-setting their internal time clocks and those on shift work may find this product a helpful adjunct to regulating their natural circadian rhythms in addition to many other health benefits.

MSM Tablets Methylsulfonylmethane Natural Dietary Sulfur. Roex MSM is a dietary supplement which contains sulfur, the fourth most prominent mineral in the body. Studies show that sulfur is an integral part of many proteins (constituting hair, nails and skin), hormones and other substances critical to healthy body metabolism. Sulfur is a vital nutrient in human nutrition and is often overlooked in nutritional regimens. Sulfur can be found in many fresh fruits, vegetables, grains and dairy products. Modern food processing and cooking destroy the viability of the sulfur naturally occurring in foods due to its organically unstable nature.

MSM Powder Methylsulfonylmethane Natural Dietary Sulfur. Roex(R) MSM, Methylsulfonylmethane, is a dietary supplement currently formulated from sulfur. Studies show that sulfur is an integral part of many proteins (constituting hair, nails and skin), hormones and other substances critical to healthy body metabolism. Sulfur, a vital nutrient in human nutrition, is often overlooked in nutritional therapy. Sulfur can be found in many fresh fruits, vegetables, grains and dairy products. Modern food processing and cooking destroy the viability of the sulfur naturally occurring in foods due to its organically unstable nature.

Oleuropein (Olive Leaf Extract). Oleuropein is a natural plant extract, obtained from specially selected olive tree leaves, imported from the western Mediterranean. Clinical studies have shown Oleuropein may enhance the body's immune system. The most recent published material on Olive Leaf Extract is a book by Dr. Morton Walker called "Natures Antibiotic Olive Leaf Extract. Olive Leaf Extract (the active ingredient Oleuropein) is becoming one of the most talked about alternative therapies of our time.

"WOW"(TM) is designed to cleanse, purify, strengthen, and tone the entire gastrointestinal tract. It serves as a natural bowel toning agent. The inclusion of Barberry root, Dandelion root and Red Clover has been shown to be very supportive in cleansing the blood as well as detoxifying and supporting the function of the liver. Good health begins in the colon.

Digestive Balance(TM) Digestive Enzyme Formula. Roex's Digestive Balance(TM) is a combination of specially selected digestive enzymes designed to assist the body in the breakdown and assimilation of proteins, carbohydrates, fats, starches, and dairy products that we ingest. As an added benefit, Roex(R) has added peppermint, chlorophyll, and a wonderful natural sweetener called xylitol which has been shown to reduce cavities by neutralizing the acids in the mouth and doubles as a very pleasing breath freshener.

Colon Essentials(TM) Scientifically Designed Probiotics. Roex(R) is a scientifically designed blend of three different probiotics that give both the small and large intestines the "friendly" bacteria that are absolutely essential for optimal health. Probiotics (beneficial bacteria) compete with disease causing microorganisms in the gastrointestinal tract, assist in the manufacture of vitamins B and K, and produce antibacterial substances that kill disease causing bacteria. Roex(R) Colon Essentials(TM) may be helpful with the following conditions: aging, allergies (food), colon disturbances, candida, diarrhea, irritable bowel syndrome, and lowered immunity.

Pharmaceutical Grade C Powder. Roex(R) Pharmaceutical Grade C Powder is the perfect companion product for Roex(R) MSM Powder because vitamin C boosts the efficiency and absorption of MSM in the body. Vitamin C is an important antioxidant and coupled with PC-95 is a co-factor in protecting the body from the effects of free radical damage. Vitamin C also plays a vital role in helping the body maintain health cholesterol levels and helps to promote a healthy cardiovascular system. Vitamin C has been shown to promote capillary health and maintain healthy collagen, promote wound healing, protect against allergies, increase resistance to infection, and support adrenal glands under times of great stress.

Hurricane(TM). Roex(R) Hurricane(TM) is an all-natural herbal combination that addresses several key areas in the body. Hurricane(TM) creates an environment that drives undesirable elements (yeast, candida, and parasites) out of the body. Hurricane(TM) is also a very effective formula for assisting the body's immune system against the ravages of cold and flu. Hurricane(TM) increases circulation and blood flow throughout the body, and is also excellent to assist the cardiovascular system by stabilizing both blood pressure and cholesterol levels in the body. Finally, Hurricane(TM) tends to calm frayed nerves and is very soothing for the nervous system. Hurricane(TM) is also excellent for digestion.

Livalon(TM) is the first in a new line of products offered by Roex.(R) This line of products will be marketed under the PRO-X Nutraceuticals name and will target medical professionals. Livalon is a milk thistle extract imported from Europe. Milk thistle has been shown to be very beneficial in supporting the detoxification of the liver. The extraction process used by Roex's supplier is patented and has proven to be more bio-available tan like products available in the United States. The efficacy of this product has been confirmed through years of medical research and testing.

The Advanced Weight Loss Formulas

CitriGenics(R) I. With the recent negative media attention to prescription drug weight loss products, particularly the negative findings and side affects of the pharmaceutical drug combination Phen-Fen, pharmacists, healthcare providers and individuals all are looking for safe and effective alternatives for weight loss. CitriGenics(R) I is designed to function as a fat inhibitor and energy promoter by working at the biochemical level to promote a feeling of satiety more rapidly. It is formulated with CitriMaxTm (hydroxycitric acid) (from the Garcina Cambogia fruit), L-Camitine and ChromeMateTm, with a total of 24 different nutrients that may hinder fat absorption and stimulate fat burning into the body in some individuals. CitriGenics(R) I also includes vitamins A, B, C and E, chromium and mineral cofactors and enzymes, which work as catalysts assisting with chemical changes in the body to promote and maintain optimum health and a healthy immune system. Thermogenic herbs function at a cellular level to aid the body in utilizing body fat reserves. (CitimaxTm and ChromeMateTm are the registered trademarks of InterHealth Company.)

CitriGenics(R) II (93% Deacetylated Chitosan). Roex CitriGenics(R) II provides dietary fiber, which may assist in inhibiting lipid (fat) absorption. Chitosan, a powdered granulation of the exoskeleton of marine shellfish (such as crab) has been found to attract fat molecules prior to digestion and to dispose of them through the body's waste removal process. Studies indicate 1 mg of Chitosan is able to absorb 5mg of dietary lipids (fat). CitriGenics(R) II is a unique fiber since it absorbs both fat and water and is completely safe and non-toxic. Fiber is a necessary dietary ingredient; its most documented metabolic function is to assist with elimination of waste from the body. Current research has indicated that most Americans do not consume adequate quantities in their daily diets. Roex CitriGenics(R) II - Chitosan provides a nutritional adjunct to weight loss programs, when combined with a healthy diet and physical exercise.

Other Products

Water Distiller. Roex is also a distributor for Ecowater of St. Paul, Minnesota. Through our marketing channels, we sell the entire West Bend Water Systems product line of water distillers and related products. Distillation of water is thought by many experts to be far superior to any filtration system available on the market today. Distillation is a natural process and certain health advocates prefer distilled water over filtered water because it is free of minerals, bacteria and virtually all contaminants. It has also proven to be far more economical than any filtration system currently available. West Bend's product line consists of a counter top distiller that will produce one gallon of pure distilled water every four hours. In addition there is a line of three automatic distillers available in three different sizes, three-gallon, seven-gallon and twelve-gallon.

Daily Solutions(TM) Video. A 30-minute video featuring our President, Rod Burreson, speaking about some of the Roex products and how they address structure, function and benefits to the human body.

Future Products

Roex currently plans to add several new products into its line during the next calendar year. These new products will include a multivitamin, a book and a video. A description of each of these new products follows:


EFA'S relates to essential fatty acids. This product is a combination of omega 3, 6, and 9 fatty acids derived from flax, borage and fish oils. As the name implies, these fatty acids are essential to the body and support proper function of the body's brain, nervous, glandular, epidermal, and hormonal systems. Mr. Burreson has touted the benefits of supplementing one's diet with essential fatty acids for years and is confident that products will complete its line of daily essential nutrients. EFA'S is scheduled for release in the Fall of 2000.

Book. The new product arena will include a book on health, lifestyle and exercise, authored by our CEO, Rod Burreson. Timing for the book is the fourth quarter, year 2000. Much of the content of the book, to be titled "Yesterday, Today and Tomorrow", is already assembled. The theme of the book suggests that what a person did yesterday in terms of decisions, health, abuse and thought plays a very significant role in how one feels and looks today. The decisions, attitude and effort one puts forth today influences how one feels, looks and functions tomorrow. It will also include a step by step exercise program and nutritional instruction for people of all capabilities.

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


Exercise Book. The exercise book will feature the daily exercise program developed by Mr. Burreson to maintain his health, physique and peace of mind. The complete development of this four-part program has taken over 20 years and has been influenced by routines used by Tibetan monks and Charles Atlas. The exercise program is designed to be used in conjunction with a nutrition program to help people understand their body as well as listen to it. The book will indicate that no matter where you start in terms of health, peace of mind and dexterity, you must start and continue; then the benefits will be yours. This book will be offered as a stand alone product in the fourth quarter of 2000 as well as a value added product packaged with the book, "Yesterday, Today and Tomorrow" and the exercise video, "Staying Alive After 55" due out in 2001.

Exercise Video. The exercise video, "Staying Alive After 55," will be an action video with our CEO, Rod Burreson, illustrating the different exercises that he does to maintain his health, physique and peace of mind. The exercise program will be used in conjunction with a nutrition program to help people understand their body as well as listen to it. The video will indicate that no matter where you start in terms of health, peace of mind and dexterity, you must start and continue; then the benefits will be yours. We intend to release the video during the first quarter of year 2001.

Our Operations

Most orders are received when customers call our "800" number during or after a radio show. The telemarketing agent receiving the call has computer access to our data base by the customer's name, so that he can view the customer's previous buying pattern. For new customers, the salesperson takes all of their identification, shipping and billing information, to add the new customer to the data base. Established customers are assigned to specific sales people for continuity.

Orders entered into the computer are then checked to verify payment with either credit charge approval or check clearance. As payments are verified the order is sent to fulfillment and shipping, electronically. There they are filled by a product picker and boxed for shipment. The shipping label is automatically prepared and shipping charge is calculated. This shipping charge is then verified by scale. When shipping is verified, in whole or in part, appropriate credit card charges are put through.

The single entry computer system keeps a running inventory and generates suggested purchase orders at inventory break points. Actual inventory levels vary with product based upon rate of consumption, order lead times for ingredients and quantity price break points for new orders. The computer generated purchase orders are reviewed before the orders are placed. Roex orders the ingredients and has them delivered to the Food and Drug Administration Good Manufacturing Process approved laboratories to make the pills or capsules, bottle them and affix the Roex labels. Finished product is then shipped to Roex for storage and filling customer orders.

Various laboratories supply Roex's product, mixing the pills to our specifications. They buy most of the raw materials. In some cases, we buy the ingredients directly to assure quality and we supply these ingredients to the mixing laboratories. All ingredients are available from multiple sources. We buy 60% of our product from three laboratories, Paragon Labs, Primary Services and

Extracts Plus. Although we have no contracts with our sources of supply, we believe they have ample capacity to handle Roex's expanding needs, and many alternate laboratories are available in case they should be needed. These laboratories are competitive and alternate sources could be expected to supply equal quality product for similar prices.

We have a full refund policy, but have experienced less than 1% returns. Returned items are examined for seal integrity and expiration date before being returned to inventory.

Our Research and Product Development

We believe that a well-developed and dynamic research and development structure is an essential component of a company in the nutritional supplement area. Of vital necessity is the maintenance of a well-developed research library, which is the backbone of the research and development effort and is required by the Dietary Supplement Health Education Act or "DSHEA". To assist us in maintaining our competitiveness in the marketplace as well as to stay current with new scientific research on nutrient therapies and phytomedicine advances, we have developed and maintain a research library consisting of published research works, biochemical and botanical research, marketing and competitive analyses, clinical and scientific research, pharmacopoeias, and regulatory treatises. The research library also serves as a reference source for the purpose of formulations, drug and ingredient interaction and perhaps most importantly, as validation of the efficacy and function of all existing and future Roex formulations and raw materials. In order to successfully market and sell our products, it is essential to continually develop and update the research and product development library.

We do not conduct primary research for the development of new ingredients. Instead, our research efforts are focused on developing new products in response to market trends and consumer demands. Our staff also continually reformulates existing Roex products based upon scientific evidence to improve the product. Each product that is formulated is researched intensively. In the beginning stages, research begins with how the raw materials) work biochemically and where the very best source in the world is for this product, how the product(s) are marketed and a competitive analysis is done (if possible). Some of our products are new to the nutritional supplement marketplace, and no competitive analysis is available. The next stage is to formulate the product. This step is done by one of our contract laboratories' biochemists and our staff. We currently use several pharmaceutical laboratories all of which are high quality laboratories with excellent reputations in the dietary supplement industry. At the laboratory, the tablet's exact formulation, size, shape, color, coating, compression, etc., is decided. Comparative analysis is then done regarding the industry standards (if any), or possible changes to the industry standards for formulation, size, shape, color, coating, compression, etc. Lastly, the product formulation is finalized and the manufacturing phase begins. In the final stage of the manufacturing process, the tablets are bottled by the laboratory and labeled. Samples of each product are archived for every batch that is run for quality control purposes. Throughout the manufacturing process, the product is inspected to pharmaceutical standards to ensure quality control.

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


We do not have a separate research and development budget as the defined research and development activities are part of the operational responsibilities of management and/or are done by our suppliers under our supervision and the supplier costs for this research and development are included in supplier pricing. The total cost of research and development for the past two years is estimated at under $100,000.00.

Government Regulation

In 1994, the Dietary Supplement Health Education Act (DSHEA) became law. This act concerns, among other things, the nutritional labeling of dietary supplements. One of the things that this law has done is to determine exactly what a dietary supplement is, which is defined as: "A product intended to supplement the diet by providing a dietary ingredient intended for ingestion in a supplement form not represented as a sole item of a meal or the diet which is labeled as a dietary supplement and if it is an approved new drug, it was marketed as a dietary supplement prior to such approval. If it is an approved new drug or a drug authorized for investigation for which substantial clinical investigations have been instituted and the existence of which has been made public, and it was not marketed as a dietary supplement prior to the approval, it does not qualify for the definition of nutritional supplement. Also included in the definition of dietary supplements are vitamins, minerals, herbs, botanicals, amino acids, dietary substances used by man to supplement the diet by increasing total dietary intake and concentrates, metabolites, constituents, extracts, or combination of any of these substances."

DSHEA requires that all claims made by a manufacturer in the marketing of these products conform to language composed in "structure/function" phraseology. This structure is somewhat limited due to the requirement that no verbiage, claim or act may suggest the product(s)/ingredient(s) act in any way as to: diagnose, treat, cure or prevent any disease. All materials including but not limited to labeling, product literature, oral and verbal sales materials and presentations etc., are required to conform to these restrictions.

According to DSHEA a "statement of dietary support" may be made about a product and/or ingredients if:

o the statement claims a benefit related to a classical nutrient deficiency disease and discloses the prevalence of such disease in the United States, and/or

o describes the role of the nutrient or dietary ingredient intended to affect the structure or function in humans

o documents the mechanism by which the nutrient or dietary ingredient acts to maintain such structure or function, and/or

o describes general well-being from consumption of a nutrient or dietary ingredient

o the manufacturer of the supplement has substantiation that such statement is truthful and not misleading

o  the statement contains prominently displayed and in boldface the following:
   "This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease."

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


DSHEA requires that manufacturers notify the FDA of a nutritional support statement within 30 days after the first marketing of a supplement with the dietary support statement. This reporting provision does not permit FDA Premark approval or require FDA Premark review of the claim(s). At present time, there is no working definition of substantiation for a statement. Once the FDA is notified that the statement is being made, it can request the substantiation, and if it disagrees, take legal action where the adequacy of the substantiation would be determined in court. The industry and FDA interpretation of this rating is that making such statements without FDA notification is a violation of this portion of the law.

Further, DSHEA establishes mandatory labeling requirements for dietary supplements. A supplement will be deemed misbranded:

o if the label or labeling fails to list the name of each ingredient of the supplement that qualifies as a dietary supplement and the quantity of each such ingredient; if the product is a proprietary blend it is misbranded if the total quantity of all ingredients in the blend is not listed;

o  the product does not bear a product identity as a "dietary supplement';

o it contains an herb or other botanical as a supplement and fails to disclose the part of the plant from which the ingredient is derived; and

o if a supplement is covered by compendium (e.g. United States Pharmacopoeia) specifications and is represented to conform to such specifications, but fails to do so or; the supplement is not in a compendium and fails to have the identity and strength it is represented to possess or fails to meet specifications based on valid assays or other appropriate methods that it is represented to meet.

Dietary supplement labels must also conform to the requirements that nutrition information shall:

o first list those dietary ingredients present in the product in a significant amount and for which an RDI (Recommended Daily Intake) has been established, followed by other dietary ingredients for which no RDI has been established and a listing of the quantity per serving of the dietary supplement (with a statement of source being optional).

The nutrition information must immediately precede ingredient-listing information, but no ingredient need be listed twice. The law also provides that a statement of the level of a dietary ingredient in a product for which there is not an RDI does not result in the product being misbranded.

Finally, DSHEA addresses new dietary ingredients, i.e., a dietary ingredient that was not marketed in the United States prior to October 15, 1994. The law specifically states that a dietary ingredient marketed prior to October 15, 1994 is not a new dietary ingredient. In order to market a new dietary ingredient without the product being adulterated, the product must:

o contain only dietary ingredients that have been present in the food supply as an article used for food in a form in which the food has not been chemically altered (i.e., an ingredient in a "food" that has not previously been sold as a dietary supplement) or

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


o there is a history of use or other evidence of safety for the ingredient when used as recommended and the manufacturer or distributor provides all relevant information to the FDA 75 days before introducing the product into interstate commerce. The information is to be kept confidential by the FDA for a period of 90 days after its receipt, after which time, the information will be made available to the public. This law also provides a mechanism for petitioning.

Trademarks. Roex, Citrigenics and Immortale, Digestive Balance, WOW and Livanol are registered trademarks of ours. In addition, the names "PC-95", "Hurricane", "Colon Essentials", and "Staying Alive After 55", are all pending, with applications having been filed in the U.S. Patent and Trademark Office. These registrations are being monitored by our regulatory and trademark attorney.

Our Employees

We currently employ 32 full time employees of whom seven are in management and administration, 22 sales and marketing and three in warehousing and distribution. Our employees are not unionized, and we believe our relationship with our employees is good.

Our Facilities

Our principal offices are located at 2081 Business Center Drive, Suite 185, Irvine, California 92612, telephone number (714) 476-8675. We lease approximately 7,400 square feet of space under an operating lease, which encompasses most operations: administration telemarketing, shipping/receiving, and inventory control. The annual rent is $115,000 and the lease expires February 28, 2001. Shipping and receiving operate in a separate 2,000 square foot facility with lease expiring on the same date as the main facility with an annual rent of $24,000. Although currently our facilities are quite suitable and adequate, we anticipate that we will require additional office space of approximately 5,000 square feet within the next six months. Office space of this size is readily available in the proximity of our location, although the annual rent may be higher.

Legal Proceedings

We are not a party to any legal proceedings.


                                   MANAGEMENT

Executive Officers and Directors

Our officers and directors and their ages are as follows:


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


               Name                                      Position                        First Year      Age
                                                       With Company                        Elected
                                                                                          Director
------------------------------------ ------------------------------------------------- ---------------- ------
Rodney H. Burreson                   Chairman of the Board, President and                   1994         66
                                     Chief Executive Officer

Derek Burreson                       Director, Chief Operating Officer and                  1999         31
                                     Secretary

Peter Weber                          Chief Financial Officer                                 N/A         52

William B. Barnett                   Director                                               1998         58

Robert Stuckelman                    Director                                               1998         68

Shri K. Mishra, M.D., M.S.           Director                                               1999         57

BUSINESS EXPERIENCE OF DIRECTORS

Rodney H. Burreson is the Founder, Chairman of the Board of Directors, Chief Executive Officer and President of the Company and has served in those capacities since its inception in July 1994. Since earning his degree in business in 1960 from the University of Minnesota, Mr. Burreson has spent his entire career in sales and marketing in a myriad of industries, including, but not limited to, insurance, real estate, and financial services. Always interested in the nutrition/fitness industry, Mr. Burreson, through his radio talk shows and seminars, has become a recognized name in nutrition and dietary supplement industries.

Derek Burreson is the Chief Operating Officer and Secretary of Roex and was elected a director in July 1999. His primary responsibilities include telemarketing, management information systems, shipping and customer services. Other responsibilities include media manager (radio and TV) as well as hosting daily live radio programs. Prior to joining the Company in January 1996, from January 1995 to January 1996, Mr. Burreson was a registered CTA (commodities trading advisor) and broker whose responsibilities included publishing a monthly newsletter (trend watch), customer account executive, head of market analysis and daily market recommendations. Mr. Burreson graduated in 1992 from Cal State San Bernardino University with a degree in marketing and finance. Mr. Burreson is Rodney H. Burreson's nephew.

Peter Weber has been the Chief Financial Officer of Roex since May 1999. He joined Roex as Manager of Accounting in September 1998. From April 1996 to August 1998, Mr. Weber was a full-charge bookkeeper with National Associated Publisher/United Publishers Corp. in Las Vegas, Nevada. Between November 1994 and July 1996, Mr. Weber was employed by Charles Gellay, Inc., and Davenport International as an assistant controller.

William B. Barnett has served as a Director of the Company since September 1998. Mr. Barnett has been an attorney for over 25 years, specializing in corporate and securities law and is in private practice in Sherman Oaks, California. Mr. Barnett formerly taught corporate and securities law in the paralegal program at California State University at Los Angeles. Mr. Barnett received his L.L.B. from De Paul University Law School in Chicago, Illinois.

Robert Stuckelman has served as a director of the Company since September 1998. He founded and served as President of CompuMed, Inc. (a manufacturer and distributor of medical products), from 1973 to 1982 and from 1989 to 1994. He has been a director of CompuMed since its inception to the present. From 1982 to 1989 and from 1994 until the present he has been a business consultant to small companies and large corporations. He has been on the Board of Directors of the Board of Medical Resources Management, Inc., since 1996 to the present. He holds a Master's degree in Electrical Engineering from USC and a Bachelor's degree in Electrical Engineering from Cornell University.

Shri K. Mishra, M.D., M.S. (Administrative Medicine), was appointed a director in 1999. He has been a practicing neurologist, a teaching professor and a researcher and administrator as Associate Dean at the USC School of Medicine since 1987. He is also the coordinator of the Integrative (alternative and conventional) Medicine program at USC and is a staff neurologist at the Sepulveda VA Hospital. He has been Medical Director of the VA out-patient clinic in Los Angeles. He is involved at USC on the World Bank AIDS prevention program in India. He previously served as the Chief of Neurology at the University of Mississippi Medical Center. He lectures extensively at medical conferences in the United States, India, and other foreign countries. He received his initial medical degree from BHU Varanasi, India, in 1964. He subsequently received M.D. medical degree from the University of Toronto in 1971. He was board certified in Neurology in 1976, and received his M.S. in Administrative Medicine from the University of Wisconsin, in Madison, in 1990. He also has a Doctor of Ayurvedic Medicine from BHU Varanasi, India. He is Chair of Study Section of National Center for Complementary Alternative Medicine of the National Institute of Health. He has been involved as a health care consultant for profit and non-profit organizations.

Election of Directors

Each Director of Roex is elected at the annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his or her successor is elected and qualified. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his or her successor is elected or qualified.

Directors' Compensation

Directors who are not employees of Roex are paid $500 per meeting and are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings. Directors are also eligible to participate in Roex's 1999 Stock Incentive Plan.

Committees of the Board of Directors

The Board of Directors has appointed a Compensation Committee consisting of Messrs. Mishra, Barnett and Stuckelman. The Compensation Committee reviews and evaluates the compensation and benefits of all of Roex's officers, reviews general policy matters relating to compensation and benefits of Roex's employees and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers Roex's stock option plan.

The Board of Directors has also appointed an Audit Committee consisting of Messrs. R. Burreson, Barnett and Stuckelman. The Audit Committee reviews, with Roex's independent auditors, the scope and timing of the auditors' services, the auditors' report on Roex's financial statements following completion of the auditors' audit, and Roex's internal accounting and financial control policies and procedures. In addition, the Audit Committee will make annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year.

Limitation of Liability and Indemnification

Our Articles of Incorporation limit the liability of our Company's directors for monetary damages to the maximum extent permitted by California law. California law provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of our Company or is or was serving at the request of our Company or for its benefit as a director or officer of another corporation, or as our Company's representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the California law from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.

In addition, we maintain Directors and Officers liability insurance and our Bylaws provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by our Company as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by our Company. Such right of indemnification is a contract right that is not exclusive of any other right such directors, officers or representatives may have, including rights under any bylaw, agreement, vote of shareholders, provision o law and any other rights.

We have also entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, including attorneys fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Roex, arising out of such person's services as a director or executive officer of Roex, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Roex pursuant to the provisions of our charter documents, California law or the agreements described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Related Party Transactions

Any future material related party transactions and loans, including transactions between Roex and its officers and directors or its principal shareholders, will be on terms at least as favorable to us as could be obtained from non-related third parties. In addition, any such transactions and loans must be approved by a majority of the disinterested members of the Board of Directors with access, at our expense, to our legal counsel or to independent legal counsel.

Executive Compensation

The following table sets forth the compensation earned by Rodney H. Burreson, our founder and Chief Executive Officer, during the fiscal years ended December 31, 1997, 1998 and 1999. Mr. Burreson is the only officer whose salary exceeded $100,000 for such fiscal year. No bonuses have ever been paid to Mr. Burreson. In accordance with a written employment agreement commencing November 1, 1998 and ending October 31, 2003, Mr. Burreson receives as a salary 6% of the net sales, plus $1,000/month car allowance. In addition, in July 1999, Mr. Burreson received 150,000 stock options exercisable at prices ranging between $1.50 and $1.65.

                           Summary Compensation Table


                          Annual Compensation                                   Long-Term
                                                                           Compensation Awards

---------------------------------------------------------------------------------------------------------------------
         Name and             Year      Salary      Bonus     Other      Securities       Compensation        All
      Other Principal                    ($)         ($)       ($)       Underlying            ($)           Other
         Position                                                          Options                          Awards

---------------------------------------------------------------------------------------------------------------------
Rodney H. Burreson,           1999     $322,998      -0-       -0-         150,000             -0-            -0-
  President & CEO             1998     $218,168      -0-       -0-           -0-               -0-            -0-
                              1997     $207,554      -0-       -0-           -0-               -0-            -0-

1999 Stock Incentive Plan

On May 12, 1999, our Board of Directors approved a 1999 Stock Incentive Plan. The purpose of the 1999 Plan is to enable us to recruit and retain selected officers and other employees by providing equity participation in Roex to such individuals. Under the plan, regular salaried employees, including directors who are full time employees, may be granted options to purchase our common stock exercisable at not less than 100% of the fair value of the share at the date of grant. The exercise price of any option granted to an optionee who owns stock possessing more than 10% of the voting power of all classes of stock of the

Company must be 110% of the fair market value of the common stock on the date of grant and the duration may not exceed five years. Since there is no public market for our shares, the fair market value has been determined from time to time by the Board of Directors. Options generally become exercisable at a rate of 33% of the shares subject to option one year after grant. The remaining shares generally become exercisable ratably over an additional 24 months. The duration of options may not exceed ten years. Options under the plan are nonassignable, except in the case of death and may be exercised only while the optionee is employed by Roex or, in certain cases, within three months after termination of employment or within twelve months of death. The purchase price and number of shares that may be purchased upon exercise of options are subject to adjustment in certain cases, including stock splits, recapitalizations and reorganizations.

The amount of options granted and to whom, are determined by the Compensation Committee of the Board of Directors at their discretion. There are no specific criteria, performance formulas or measures.

Under the plan, there are 1,000,000 common shares available for grant.

The following table sets forth certain information with respect to all qualified and non-qualified stock options held as of December 31, 1999 by our executive officers under the plan. All options are exercisable at a price equal to fair market value on date of grant and terminate ten years from date of grant, or such shorter period as is determined by the Board of Directors.


                                       Option Grants in the Last Fiscal Year

                                                                                      Number of
                                                                                        Shares
                                Date of   Amount of      Exercise       Expiration    Currently
            Name                 Grant      Shares        Price            Date      Exercisable
--------------------------- ----------  ----------    -----------    ------------  -------------
Rodney H Burreson               7/14/99    60,000          $1.65          7/13/04           -0-
                                7/14/99    90,000(1)        1.50          7/13/09        90,000

Derek Burreson                  7/14/99    60,000           1.50          7/13/09           -0-
                                7/14/99    65,000(1)        1.50          7/13/09        65,000

Peter Weber                     7/14/99    50,000           1.50          7/13/09           -0-

Dennis M. Watson                7/14/99    50,000           1.50          7/13/09           -0-

William B. Barnett              7/14/99    75,000(1)        1.50          7/13/09        75,000
                                8/19/98    25,000(1)         .50          8/18/08        25,000

Robert Stuckelman               7/14/99    75,000(1)        1.50          7/13/09        75,000
                                8/19/98    25,000(1)         .50          8/18/08        25,000

Shri K. Mishra                  7/14/99    50,000(1)        1.50          7/13/09        50,000

---------------------
(1)  Non-qualified stock options.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

For valuation purposes, the last sale of a private placement at $1.50 per share is used.

                                                                                  Value of
                                                             Number of           Unexercised
                                                            Unexercised         in-the-money
                                                           Options/SARs         Options/SARs
                           Shares                            at FY-End(#)         at FY-End($)
                         Acquired on          Value         Exercisable/         Exercisable/
 Name                    Exercise (#)       Realized        Unexercisable        Unexercisable
-------------------- ---------------    ----------   -------------------- --------------------
Rodney H. Burreson            -0-             -0-          90,000/60,000           -0-/-0-
Derek Burreson                -0-             -0-          65,000/65,000           -0-/-0-
Peter Weber                   -0-             -0-             -0-/50,000           -0-/-0-
Dennis M. Watson              -0-             -0-             -0-/50,000           -0-/-0-
William B. Barnett            -0-             -0-         100,000/-0-          $25,000/-0-
Robert Stuckelman             -0-             -0-         100,000/-0-          $25,000/-0-
Shri K. Mishra                -0-             -0-          50,000/-0-              -0-/-0-

                             PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our common stock as of June 30, 2000 and as adjusted to reflect the sale of the shares of common stock offered hereby by:

o each person or entity who is known by us to beneficially own more than 5% of our outstanding common stock;

o  the CEO, each of the named executive officers and each of our directors; and

o  all executive officers and directors as a group.

Unless otherwise indicated, the address for each of the named individuals is c/o Roex, Inc., 2081 Business Center Drive, Suite 185, Irvine, California 92612. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934. All information with respect to the beneficial ownership of any shareholder has been furnished by such shareholder and, except as otherwise indicated or pursuant to community property laws, each shareholder has sole voting and investment power with respect to shares listed as beneficially owned by such shareholder. Pursuant to the rules of the Commission, in calculating percentage ownership, each person is deemed to beneficially own shares subject to options or warrants exercisable within 60 days of the date of this Prospectus, but shares subject to options or warrants owned by others (even if exercisable within 60 days) are deemed not to be outstanding.

                                                                    Percentage of Outstanding
                                                                           Common Stock
                                                            -------------------------------------------
                                              Shares
           Name and Address                Beneficially       Prior to           After Offering
         of Beneficial Owner                  Owned           Offering
--------------------------------------- ------------------- ------------- -----------------------------
                                                                          Minimum            Maximum
Rodney H. Burreson                          2,890,000           54.7        46.8              42.6

Derek Burreson                                115,000            2.2         2.0               1.8

Peter Weber                                       -0-              *           *                 *

William B. Barnett                            151,666            2.9         2.6               2.4
15233 Ventura Blvd.
Suite 410
Sherman Oaks, CA 91403

Robert Stuckelman                             151,666            2.9         2.6               2.4
2081 Business Center Drive
Suite 185
Irvine, CA 92612

Shri M. Mishra, M.D., M.S.                     50,000              *           *                 *

Bison Group                                   698,100           13.2        11.3              10.3
315 Arden Drive
Glendale, CA 91206

All Officers and Directors                  3,358,332           63.5        58.0              53.4
as a group (6 in number)

----------------------
*    Represents less than 1% of issued and outstanding shares.


                         SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, we will have outstanding a total of 6,288,584 shares of common stock, assuming the sale of all of the shares covered by this offering. Of these shares, the 1,000,000 shares offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, unless held by affiliates of Roex, as that term is defined in Rule 144. The remaining 5,288,584 shares of common stock outstanding upon completion of the offering are "restricted securities" as that term is defined in Rule 144. All of these shares will be eligible for sale in the public market after the date of this Prospectus, all under and subject to the restrictions contained in Rule 144.

In addition, we have reserved a total of 170,000 shares of common stock for issuance upon conversion of our outstanding convertible notes and 496,350 for issuance upon exercise of the outstanding options. The shares of common stock issuable upon such conversion and exercise will be restricted securities and may be resold upon compliance with the holding period, volume limitations, manner of sale and other provisions of Rule 144. Generally, the holding period for the shares issuable on such conversion of Notes will begin upon purchase of the Notes and the holding period for shares relating to the Warrants will not begin until the effective date of such exercise.

In general, under Rule 144 as currently in effect, a person who has beneficially owned the stock for at least one year, including the holding period of any prior owner except an affiliate from whom such stock was purchased, is entitled to sell in broker's transactions or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares of stock that does not exceed the greater of (a) one percent of the number of shares of common stock then outstanding, or (b) the average weekly trading volume in the common stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about Roex. Persons other than affiliates who have beneficially owned such stock for at least two years are not subject to the notice, manner of sale, volume or public information requirements and may sell such shares immediately following this offering.

Prior to this offering, there has not been any public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the prevailing market prices and impair our ability to raise capital through the sale of equity securities.

                          DESCRIPTION OF CAPITAL STOCK

The Amended Articles of Incorporation authorize capital stock consisting of 50,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, $.01 par value.

Common Stock

As of June 30, 2000, there were 5,288,584 shares of common stock outstanding that were held of record by approximately 40 shareholders.

Each outstanding share of common stock is entitled to one vote on all matters to be submitted to a vote of shareholders, except that, upon giving the notice required by law, shareholders may cumulate their votes in the election of directors. Holders do not have preemptive rights, so we may issue additional shares that may reduce each holder's voting and financial interest in our company. The right of holders of our common stock to receive dividends may be restricted by the terms of any shares of our preferred stock issued in the future. If we were to liquidate, dissolve, or wind up our affairs, holders of common stock would share proportionately in our assets that remain after payment of all of our debts and obligations and after any liquidation payments with respect to preferred stock.

Preferred Stock

Our board has authority, without further action by the shareholders, to issue up to 5,000,000 of preferred stock, par value $.01. As of June 30, 2000, there are no preferred shares outstanding. We can issue shares of preferred stock in series with such preferences and designations as our board of directors may determine. Our board can, without shareholder approval, issue preferred stock with voting, dividend, liquidation, and conversion rights. This could dilute the voting strength of the holders of common stock and may help our management impede a takeover or attempted change in control.

Convertible Notes

We have issued in two private placements convertible promissory notes in the aggregate principal amount of $195,000. All of the notes have an interest rate of 12% per annum. $30,000 of the notes are due and payable on October 14, 2000, and $165,000 are due and payable on June 30, 2002. Each of the notes was issued in exchange for cash.

The notes issued under both placements may be converted into shares of common stock at any time prior to maturity. For the notes issued under the placement commenced September 1998, the holder may convert the note into that number of shares of common stock determined by dividing the face amount of the note by $.50. For the notes issued under the placement commenced June 1999, the holder may convert the note into that number of shares of common stock determined by dividing the face amount of the note by $1.50. We have reserved for issuance on conversion of the notes a total of 170,000 shares of our common stock.


                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, 2nd Floor, Glendale, CA 91204;
telephone: (818) 502-1404.


                                  UNDERWRITING

We have entered into a managing placement agent agreement with RH Investment Corporation, in connection with this offering. The principal office of the managing placement agent is located at 15760 Ventura Boulevard, Suite 1732, Encino, California 91436, and its telephone number is (818) 386-6415. RH Investment Corporation, as managing placement agent, may engage other broker-dealer members of the National Association of Security Dealers to participate as selected placement agents in the offering of our common stock.

This is a best-efforts, minimum-maximum offering. Our selected placement agents, including the managing placement agent, are not obligated (1) to sell on our behalf any number or dollar amount of our common stock in excess of the 500,000 share minimum offering or (2) to purchase any number or dollar amount of shares at any time. These agents have agreed to use their best efforts to sell on our behalf all of the common stock offered by this prospectus. However, we cannot guarantee how much stock in excess of the required minimum, if any, will actually be sold in this offering.

All funds received from subscribers for our common stock will be held in escrow by Wells Fargo Bank, N.A., Encino, California, as escrow agent, pursuant to an agreement among us, the managing placement agent and the escrow agent until the minimum amount is sold. Pending disbursement, subscription proceeds may be deposited in a segregated account and invested in short-term United States government securities, securities guaranteed by the United States government, certificates of deposit or time or demand deposits in commercial banks located in the United States.

In the event that at least 500,000 shares of common stock have not been sold within 90 days from the date of this prospectus, which period can be extended for an additional 60 days by the placement agent, the offering will terminate and all funds received from subscribers will be promptly returned in full by the escrow agent directly to subscribers, without interest or deduction, as provided in the escrow agreement. Provided that at least 500,000 shares of common stock are sold within the foregoing period, we may continue to offer our common stock for sale until (1) 1,000,000 shares are sold or (2) March 31, 2001, whichever occurs first. However, we may terminate the offering at any earlier time if we choose to do so.

We propose to offer our common stock to the public at the public offering price set forth on cover page of this prospectus, and will pay to RH Investment Corporation, the managing placement agent, commissions in an amount equal to 10% of the aggregate purchase price of the common stock sold. The managing placement agent may reallow all or any part of such commissions to any other selected placement agent, up to an amount equal to 10% of the aggregate purchase price of the common stock sold in this offering by that selected placement agent. We have also agreed to pay to the managing placement agent a non-accountable expense allowance equal to 3% of the aggregate purchase price of the common stock sold in this offering. The managing placement agent may reallow all or any part of such expense allowance to any other selected placement agent, up to an amount equal to 3% of the aggregate purchase price of the common stock sold in this offering by that selected placement agent.

RH Investment Corporation has informed us that the selected placement agents, including the managing placement agent, will not confirm sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

To purchase common stock in this offering, a prospective investor must (1) complete and sign a subscription agreement, in the form attached to this prospectus as Exhibit A, and any other documents that we or the managing placement agent may require and (2) deliver such documents, together with payment in an amount equal to the full purchase price the shares of common stock being purchased, to the selling selected placement agent. Checks should be made payable to "Roex Subscription Account." Each subscription payment must be transmitted to the escrow agent by 12:00 noon on the business day next following its receipt by a selected placement agent.

We will determine, in our sole discretion, to accept or reject subscriptions within five days following their receipt. Funds of an investor whose subscription is rejected will be promptly returned directly to such person by the escrow agent, without interest or deduction, pursuant to the terms of the escrow agreement. No subscription may be withdrawn, revoked or terminated by the purchaser after acceptance of the subscription. We reserve the right to refuse to sell our common stock to any person at any time.

We, our officers, directors and respective affiliates have agreed, subject to limited exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of RH Investment Corporation, the managing placement agent. RH Investment Corporation, however, may in its sole discretion, at any time without notice, release all or any portion of the shares of common stock subject to lock-up agreements.

In connection with this offering, we have agreed to sell to the managing placement agent or its designee, which designee must be another selected placement agent or a bona fide officer or partner of a selected placement agent, at a purchase price of $.01 each, warrants to purchase from us shares of common stock in an amount equal to 10% of the number of shares of common stock sold in this offering. These underwriter's warrants are exercisable for a period of four years, commencing one year after the date of this prospectus, at an exercise price equal to 135% of the price per share set forth on the cover page of this prospectus. The underwriter's warrants will not be transferable, except to officers of RH Investment Corporation. The underwriter's warrants contain provisions for adjustment of the exercise price upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations and the issuance of our common stock for consideration less than the exercise price. The holders of underwriter's warrants have no voting, dividend or other rights as stockholders of Roex with respect to shares underlying their warrants, unless and until the underwriter's warrants have been exercised.

A new registration statement or post-effective amendment to the registration statement of which this prospectus is a part will be required to be filed and declared effective before distribution to the public of shares of our common stock issuable upon exercise of the underwriter's warrants. We have agreed, on one occasion when requested, to make necessary filings, at our expense, in order to permit a public offering of the shares underlying the underwriter's warrants during the period beginning one year and ending five years after the date of this prospectus, and to use our best efforts to cause that registration statement or post-effective amendment to become effective and remain effective for a period of at least one year. In addition, we have agreed that, during the same four-year period, we will give advance notice to holders of underwriter's warrants and shares issued upon the exercise of underwriter's warrants, if any, of our intention to file a registration statement. In any such case, the warrantholders so notified shall have the right to require us to include any shares of common stock issued upon the exercise of their underwriter's warrants in that registration statement, at our expense, and to maintain the effectiveness of such registration statement for a period of at least one year.

For the period during which the underwriter's warrants are exercisable, the managing placement agent and any transferee will have the opportunity to profit from a rise in the market price of our common stock, with a resulting dilution in the interest of our other stockholders. In addition, the terms on which we will be able to obtain additional capital during the exercise period may be adversely affected in that the managing placement agent or its transferee is likely to exercise the underwriter's warrants at a time when we would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided by the terms of the underwriter's warrants.

We and the selected placement agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

Prior to this offering, there has been no public market for our common stock. The initial public offering price has been determined by negotiations between us and the managing placement agent and is not necessarily related to our asset value, net worth, results of operations or other established criteria of value. The factors considered in determining the initial offering price include the history of and the prospects for Roex and the industry in which we operate, our past and present operating results and the trends of such results, our financial condition, the experience of our management, the market price of publicly traded stock of comparable companies in recent periods and the general condition of the securities markets at the time of this offering.


                                  LEGAL MATTERS

The legality of our securities offered will be passed on for Roex by the Law Offices of William B. Barnett, 15233 Ventura Boulevard, Suite 410, Sherman Oaks, California 91403. Mr. Barnett is a Director of the Company and owns 15,000 shares of our Company's common stock. He also owns $25,000 of debentures convertible into 36,666 shares and options exercisable into 100,000 shares.


                                     EXPERTS

The audited financial statements included in this prospectus and elsewhere in the Registration Statement have been audited by Stonefield, Josephson, Inc., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance given upon their authority of said firm as experts in accounting and auditing.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               -------------------

                                  A MINIMUM OF
                                 500,000 SHARES
                                       AND
                                  A MAXIMUM OF
                                1,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                  ------------

                                   PROSPECTUS

                                  ------------

                            RH INVESTMENT CORPORATION

                                October____, 2000


                                1,000,000 SHARES
                                   ROEX, INC.
                                  COMMON STOCK

                   ------------------------------------------

                                   ROEX, INC.

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998







                                    CONTENTS

                                                                      Page

INDEPENDENT AUDITORS' REPORT                                            1

FINANCIAL STATEMENTS:
  Balance Sheets                                                        2
  Statements of Income (Operations)                                     3
  Statements of Stockholders' Deficit                                   4
  Statements of Cash Flows                                              5-6
  Notes to Financial Statements                                         7-15

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Roex, Inc.
Irvine, California


We have audited the accompanying balance sheet of Roex, Inc. as of December 31, 1999, and the related statements of income (operations), stockholders' deficit and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roex, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.





/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
January 19, 2000

                                   ROEX, INC.

                                 BALANCE SHEETS

                                ASSETS                            June 30,     December 31,
                                                                    2000          1999
                                                                (unaudited)
CURRENT ASSETS:
  Cash                                                         $   391,325    $   306,552
  Accounts receivable                                                1,578          2,600
  Loans to officer-stockholder                                      16,576         33,152
  Inventory                                                        396,979        254,221
  Other current assets                                              37,548         30,802
                                                               -----------    -----------
          Total current assets                                     844,006        627,327
                                                               -----------    -----------
PROPERTY AND EQUIPMENT, net of
  accumulated depreciation and amortization                         78,153         80,648
                                                               -----------    -----------
OTHER ASSETS:
  Deposits                                                          27,659         10,853
  Deferred offering costs                                          150,547         91,935
                                                               -----------    -----------

          Total other assets                                       178,206        102,788
                                                               -----------    -----------
                                                               $ 1,100,365    $   810,763
                                                               ===========    ===========
                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                        $   234,561    $   242,659
  Current maturities of obligations under capitalized leases        20,000         21,397
  Current maturities of notes and loans payable                    540,000        539,181
                                                               -----------    -----------

          Total current liabilities                                794,561        803,237
                                                               -----------    -----------
OBLIGATIONS UNDER CAPITALIZED LEASES,
  less current maturities                                           28,570         38,551
                                                               -----------    -----------
NOTES AND LOAN PAYABLE, less current maturities                    280,045        364,134
                                                               -----------    -----------
STOCKHOLDERS' DEFICIT:
  Common stock; no par value, 15,000,000 shares
  authorized, 5,288,584 shares issued and outstanding              677,687        677,687
  Additional paid-in capital                                        35,000         35,000
  Stock subscriptions receivable                                   (80,000)       (80,000)
  Accumulated deficit                                             (635,498)    (1,027,846)
                                                               -----------    -----------
          Total stockholders' deficit                               (2,811)      (395,159)
                                                               -----------    -----------
                                                               $ 1,100,365    $   810,763
                                                               ===========    ===========

See accompanying independent auditors' report and notes to financial statements.

                                   ROEX, INC.

                        STATEMENTS OF INCOME (OPERATIONS)

                                                Six months ended    Six months ended            Year ended            Year ended
                                                 June 30, 2000       June 30, 1999          December 31, 1999     December 31, 1998
                                                  (unaudited)          (unaudited)

NET SALES                                        $ 3,133,908           $ 2,662,519              $ 5,736,832           $ 3,934,910
COST OF SALES                                        696,353               621,424                1,263,082             1,070,590
                                                  -----------          -----------              -----------           -----------

GROSS PROFIT                                       2,437,555             2,041,095                4,473,750             2,864,320
                                                  -----------          -----------              -----------           -----------

OPERATING EXPENSES:
  Payroll and related expenses                       940,813               714,872                1,567,779             1,273,716
  Sales and marketing                                628,236               547,050                1,086,092               936,764
  General and administrative                         418,627                50,421                1,165,721               772,901
  Debt restructuring and loan fees                        --                    --                       --               229,775
  Interest                                            56,731                60,163                  119,226               113,628
                                                 -----------           -----------               ----------           -----------
                                                   2,044,407             1,772,506                3,938,818             3,326,784
                                                 -----------           -----------              -----------           -----------

NET INCOME (LOSS) BEFORE PROVISION FOR
 INCOME TAXES                                        393,148               268,589                  534,932             (462,464)

PROVISION FOR INCOME TAXES                               800                   800                      800                  800
                                                 -----------           -----------              -----------          -----------

NET INCOME (LOSS)                                $   392,348           $   267,789              $   534,132          $  (463,264)
                                                 ===========           ===========              ===========          ===========

NET INCOME (LOSS) PER SHARE:
  Basic                                          $      0.07           $      0.05              $      0.10          $     (0.10)
                                                 ===========           ===========              ===========          ===========
  Diluted                                        $      0.06           $      0.04              $      0.09          $     (0.10)
                                                 ===========           ===========              ===========          ===========

WEIGHTED AVERAGE COMMON EQUIVALENT
  SHARES OUTSTANDING:
  Basic                                            5,288,584             5,288,296                5,288,296            4,826,870
                                                 ===========           ===========              ===========          ===========
  Diluted                                          6,087,049             6,086,761                6,086,761            4,826,870
                                                 ===========           ===========              ===========          ===========

See accompanying independent auditors' report and notes to financial statements.

                                   ROEX, INC.

                       STATEMENTS OF STOCKHOLDERS' DEFICIT

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                           Additional      Stock           Total
                                                   Common stock              paid-in     subscriptions   Accumulated   stockholders'
                                              Shares         Amount          capital      receivable       deficit         deficit
Balance at January 1, 1998                   4,675,000    $   433,750    $      --     $   (90,000)     $(1,098,714)   $(754,964)

Common stock surrendered                       (50,000)       (10,000)                      10,000                            --

Issuance of common stock from
  private placement offering                    44,334         59,162                                                     59,162

Issuance of common stock related to
  debt restructuring and loan fees             611,750        183,525                                                    183,525

Issuance of common stock options related
  to debt restructuring and loan fees                                         35,000                                      35,000

Net loss for the year ended
  December 31, 1998                                                                                      (463,264)      (463,264)
                                             -----------    -----------   -----------   -----------    -----------     ----------

Balance at December 31, 1998                 5,281,084        666,437         35,000       (80,000)    (1,561,978)      (940,541)

Issuance of common stock from
  private placement offering                     7,500         11,250                                                     11,250

Net income for the year ended
  December 31, 1999                                                                                       534,132        534,132
                                             -----------    -----------    -----------   -----------    -----------   ----------

Balance at December 31, 1999                 5,288,584        677,687         35,000       (80,000)    (1,027,846)      (395,159)

Net income for the six months
  ended June 30, 2000 (unaudited)                                                                         392,348        392,348
                                           -----------    -----------    -----------   -----------    -----------    -----------

Balance at June 30, 2000 (unaudited)         5,288,584    $   677,687    $    35,000   $   (80,000)   $  (635,498)   $    (2,811)
                                           ===========    ===========    ===========   ===========    ===========    ===========


See accompanying independent auditors' report and notes to financial statements.

                                   ROEX, INC.

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                            Six months     Six Months        Year           Year
                                                                              ended          ended           ended          ended
                                                                           June 30, 2000  June 30, 1999   Dec.31,1999   Dec.31, 1998
                                                                            (unaudited) .  (unaudited)
CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
  Net income ................................................................$ 392,348      $ 267,789     $ 534,132      $(463,264)
                                                                             -----------    ----------    ----------     ----------

  ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY (USED FOR)
    OPERATING ACTIVITIES:
      Bad debts .............................................................   --              --            2,780          4,950
      Depreciation and amortization .........................................   30,000         26,600        66,689         62,187
      Loan fees related to debt restructuring ...............................   --              --             --          218,525

  CHANGES IN ASSETS AND LIABILITIES:
    (INCREASE) DECREASE IN ASSETS:
      Accounts receivable ...................................................     1,022        (3,882)       (1,643)        (3,548)
      Inventory .............................................................   142,758)      (49,194)      (53,645)        11,206
      Other current assets ..................................................    (6,747)        3,114       (27,688)         6,770
Other assets ................................................................   (16,806)          878           498        (10,473)

  INCREASE (DECREASE) IN LIABILITIES -
      accounts payable and accrued expenses .................................    (8,097)     (105,023)     (137,562)        66,213
                                                                             -----------    ----------     ---------      ---------

          Total adjustments ................................................. (143,386)     (127,507)      (150,571)       355,830
                                                                             -----------    ----------     ---------      ---------

          Net cash provided by (used for) operating activities ..............  248,962        140,282       383,561       (107,434)
                                                                             -----------     --------     ---------      ---------

                   CASH FLOWS USED FOR INVESTING ACTIVITIES -
  payments to acquire property and equipment ................................  (10,119)       (7,480)      (13,804)        (5,352)
                                                                             ----------     ---------      ---------       ---------


                                   (Continued)



See accompanying independent auditors' report and notes to financial statements

                                   ROEX, INC.

                      STATEMENTS OF CASH FLOWS (CONTINUED)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                  Six months    Six months      Year         Year
                                                                     ended        ended
                                                                 June 30,2000  June 30,1999    ended        ended
                                                                  (unaudited)  (unaudited)   Dec,31,1999   Dec.31,1998
CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
  Advances (to)/from officer-stockholder                            16,576         (375)      (4,000)      (1,892)
  Payments on notes and loan payable, other                        (83,270)     (73,440)    (171,196)    (114,580)
  Proceeds from notes and loan payable, other                         --           --        165,000      100,000
  Deferred offering costs                                          (58,612)     (30,000)     (91,935)        --
  Payments on obligations under capitalized leases                 (28,764)     (24,816)     (26,631)     (15,192)
  Proceeds from private placement, net of offering costs              --         11,250       11,250       59,162
                                                                 ---------    ---------    ---------    ---------

          Net cash provided by (used for) financing activities    (154,070)    (117,381)    (117,512)      27,498
                                                                 ---------    ---------    ---------    ---------

NET INCREASE (DECREASE) IN CASH                                     84,773       15,421      252,245      (85,288)
CASH AND CASH EQUIVALENTS, beginning of year/period                306,552       54,307       54,307      139,595
                                                                 ---------    ---------    ---------    ---------

CASH AND CASH EQUIVALENTS, end of year/period                    $ 391,325    $  69,728    $ 306,552    $  54,307
                                                                 =========    =========    =========    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Interest paid                                                $  27,282    $  60,163    $ 119,226    $ 113,628
                                                                 =========    =========    =========    =========
    Income taxes paid                                            $     800    $     800    $     800    $     800
                                                                 =========    =========    =========    =========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
    Issuance of common stock related to
      debt restructuring and loan fees                           $    --      $    --      $    --      $ 183,525
                                                                 =========    =========    =========    =========
    Issuance of common stock options
      related to debt restructuring and loan fees                $    --      $    --      $    --      $  35,000
                                                                 =========    =========    =========    =========
    Cancellation of stock in exchange for
      elimination of receivable                                  $    --      $    --      $    --      $  10,000
                                                                 =========    =========    =========    =========
    Property and equipment acquired under
      capitalized lease                                          $   8,693    $  28,408    $  52,588    $    --
                                                                 =========    =========    =========    =========


See accompanying independent auditors' report and notes to financial statements

                                   ROEX, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     GENERAL:

                  Roex, Inc. ("the Company") was incorporated in the State of California on October 5, 1994 as a C corporation.

     BUSINESS ACTIVITY:

                  The Company retails nutritional supplements to the general public through radio advertising, telemarketing and over the internet.

     USE OF ESTIMATES:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION:

                  The Company recognizes revenue at the time merchandise is shipped to its customers.

     CASH:

                  Equivalents

                  For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

                  Concentration

                  The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

     INVENTORY:

                  Inventory is valued at the lower of cost (first-in, first-out) or market.

See accompanying independent auditors' report.

                                   ROEX, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
     INCOME TAXES:
                  The Company uses the asset and liability approach to measure temporary differences in accounting for income taxes. Temporary differences arise from differences in the time of revenue and expense recognition for financial reporting and income tax return purposes and are measured using the currently enacted tax rates and laws. The principal temporary difference is the federal net operating loss carryforward of approximately $750,000 and $1,300,000 at December 31, 1999 and 1998, respectively, which if not utilized, will start to expire in year 2018. California State net operating loss carryforward of approximately $285,000 and $850,000 at December 31, 1999 and 1998, respectively, if not utilized, will start to expire in year 2003. A deferred asset has been provided and is completely offset by a valuation allowance, because its utilization does not appear to be reasonably assured.

     NET INCOME (LOSS) PER SHARE:
                  Net income per share has been computed using the weighted average number of common and common equivalent shares outstanding during 1999. Common equivalent shares consist of the common shares issuable upon conversion of the debt (using the if-converted method) and shares issuable upon the exercise of stock options (using the treasury stock method). For the year ended December 31, 1998 net loss per share has been computed using the weighted average number of common shares outstanding and common stock equivalents have not been included since they reduce loss per share.

     NEW ACCOUNTING PRONOUNCEMENTS:
                  The Company has adopted Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and
                  No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company also adopted Statement of Position No. 98-5 "Reporting on the Costs of Start-up Activities." Adoption of these pronouncements did not materially affect the financial statements.

     INTERIM FINANCIAL STATEMENTS (UNAUDITED):
                  The accompanying unaudited condensed financial statements for the interim periods ended June 30, 2000 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

(2)  LOANS TO OFFICER-STOCKHOLDER:
         Loans to officer-stockholder are due on demand, non-interest bearing and unsecured.
                 See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998




(3)  INVENTORY:

     Inventory is comprised of the following:
                                                                                    June 30,          December 31,
                                                                                      2000                1999
                                                                                 (unaudited)

                  Finished goods                                                  $      367,881     $      227,537
                  Labels and packaging                                                    29,098             26,684
                                                                                  --------------     --------------

                                                                                  $      396,979     $      254,221
                                                                                  ==============     ==============


(4)  PROPERTY AND EQUIPMENT:

     Property and equipment is comprised of the following:

                  Computer equipment and software                                                    $      172,091
                  Office furniture and equipment                                                             81,207
                  Vehicle                                                                                    24,778
                  Leasehold improvements                                                                      4,003
                                                                                                     --------------

                                                                                                            282,079
                  Less accumulated depreciation and amortization                                            201,431

                                                                                                     $       80,648

         Total depreciation and amortization expense for the years ended December 31, 1999 and 1998 amounted to $66,689 and $62,187, respectively.


(5)  MAJOR VENDOR:

         Purchases from four vendors amounted to approximately $960,000 for the year ended December 31, 1999 representing approximately 76% of total purchases. Included in accounts payable and accrued expenses at December 31, 1999 is approximately $28,000 due to these vendors.

         Purchases from three vendors amounted to approximately $648,000 for the year ended December 31, 1998 representing approximately 60% of total purchases.


See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

 (6) NOTES AND LOAN PAYABLE:

     Notes and loan payable is comprised of the following:

         Note payable to stockholder, secured by all assets of the Company and the personal guarantee of the principal-stockholder, with monthly payments of $16,697 including principal and interest at 13.25% per annum through
           November 1, 2001 (see Note 6-A) .....................................  $337,461

         Notes payable, unsecured, principal originally due at various times starting December 1, 1999 through January 27, 2000,
           bearing interest at 12.0% per annum and payable monthly.  The
           due dates were extended to September 30, 2000 .......................   200,000

         Notes payable, others (Bridge Financing), unsecured, principal due on
           June 30, 2002, interest payable quarterly at 12% per annum and is convertible into 74,000 restricted shares of
           common stock anytime prior to June 30, 2002 .........................   111,000

         Notes payable, unsecured, payable on demand with interest ranging
           from 12.0% to 16.0% per annum and payable monthly ...................    87,500

         Promissory notes payable, related parties (Bridge Financing), unsecured, principal due on June 30, 2002, interest payable quarterly at 12% per annum and is convertible into 36,000 restricted shares of
           common stock at anytime prior to June 30, 2002 ......................    54,000

         Note payable, bank, secured by all assets of the Company, with annual principal payments of $20,000 through August 5, 2001,
           interest due monthly at prime rate plus 2.0% per annum ..............    40,000

         Notes payable to stockholders/directors, unsecured, due on October 14,
           2000 with interest at 12.0% per annum, convertible
           into 60,000 shares of common stock (see Note 6-B) ...................    30,000

         Note payable, related party, unsecured, payable on demand with
           interest at 12.0% (see Note 6-C) ....................................    30,000

         Loan payable, other, secured by related vehicle, bearing interest at
           9.0% per annum, payable in monthly installments of $635, including
           interest, due November 27, 2001 .....................................    13,354


         Less current maturities ...............................................   903,315
                                                                                   539,181

                                                                                  $364,134
                                                                                  ========

See accompanying independent auditors' report

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

(6)  NOTES AND LOANS PAYABLE, CONTINUED:

         A. In September 1998, the Company restructured its debt obligation to Bison Development Fund, L.P. Pursuant to this debt restructuring agreement, an additional $100,000 was loaned to the Company for working capital. The payment terms were extended through November 1, 2001 and the interest rate was increased from 12.5% to 13.25%. In addition, the Company issued 581,750 shares of its common stock valued at $0.30 per share, paid a $11,250 loan fee and granted 116,350 common stock options with an exercise price of $0.50 per share (see Note 9). These options may be exercised at anytime during the period which expires on the fourth anniversary from the date the Company becomes a publicly traded company. The Company has recorded $229,775 in debt restructuring and loan fees in the accompanying statement of income (operations) for the year ended December 31, 1998.

         B. In October 1998, two directors loaned the Company $30,000 ($15,000 each) for working capital. These notes bear interest at 12.0% per annum and are due on October 14, 2000. As part of this transaction, the Company issued these directors a total of 30,000 shares valued at $0.30 per share, which is recorded as debt restructuring and loan fees in the accompanying statement of income (operations).

         C. The note payable, related party in the amount of $30,000 requires the Company to pay $0.50 per bottle of a certain product sold or $300 per month (interest at 12%), whichever is greater through December 2000.

         The following table summarizes the aggregate maturities of the notes and loan payable as of December 31, 1999:

                  Year ending December 31,
                      2000                                       $      539,181
                      2001                                              199,134
                      2002                                              165,000
                                                                 --------------

                                                                 $      903,315
                                                                 ==============

         Total interest expense for the years ended December 31, 1999 and 1998, including interest on obligations under capital leases, amounted to $119,226 and $113,628, respectively.

         Bridge Financing

         Starting in July 1999, the Company issued 12% subordinated convertible notes in the amount of $165,000, which are included in notes and loans payable as non-current. These notes are due on June 30, 2002, are unsecured, and interest is payable in cash at the end of each quarter. These notes may be converted at any time prior to the due date into common stock shares of the Company at the conversion rate of $1.50 of debt for one share of common stock.

See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

(7)      OBLIGATIONS UNDER CAPITALIZED LEASES:

         The Company leases office and computer equipment under capital leases which are secured by related assets with a net book value of approximately $63,000. The following is a schedule, by year, of future minimum lease payments required under capital leases together with the present value of the net minimum lease payments as of December 31, 1999:

                  Year ending December 31,
                      2000                                       $       23,230
                      2001                                               22,064
                      2002                                               17,034
                      2003                                                7,392
                                                                 --------------

                  Total minimum lease payments                           69,720
                  Less amounts representing interest                      9,772
                                                                 --------------
                  Present value of net minimum lease payments            59,948
                  Less current maturities                                21,397
                                                                 --------------
                                                                 $       38,551
                                                                 ==============

(8)      COMMITMENTS, CONTINGENCIES AND OTHER:

         Operating Leases

         The Company leases its warehouse and office space under two non-renewable operating leases, which expire on February 28, 2001. Pursuant to these lease agreements, the Company is also responsible for maintaining certain minimum insurance requirements and for its proportionate share (approximately 15%) of common area expenses.

         The following is a schedule by years of future minimum rental payments required under operating leases that have noncancellable lease terms in excess of one year as of December 31, 1999:

                                              Warehouse
                                                 and
                                            office space    Equipment     Total

                  Year ending December 31,
                      2000                    $  120,833   $  23,980   $ 144,813
                      2001                        20,139      11,990      32,129
                                              ----------   ---------   ---------

                                              $  140,972   $  35,970   $ 176,942
                                              ==========   =========   =========

         Total rent expense amounted to $121,435 and $127,841 for the years ended December 31, 1999 and 1998, respectively.

See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

(8)      COMMITMENTS, CONTINGENCIES AND OTHER, CONTINUED:

         Royalty Agreement, Related Party

         The Company is party to a royalty agreement with a minority stockholder, which requires the payment of a minimum royalty of $0.50 per bottle of a particular product sold. The agreement expires in November 2003. Total royalty expense for the years ended December 31, 1999 and 1998 amounted to $19,416 and $19,027, respectively.

         Advertising

         Advertising costs, consisting primarily of radio advertising, are expensed when incurred and amounted to approximately $991,000 and $794,000 for the years ended December 31, 1999 and 1998, respectively.

         Principal Stockholder-Officer Compensation

         Effective November 1998, the Board of Directors of the Company approved the compensation of the principal stockholder-officer at 6% of net sales, payable monthly.


(9)      COMMON STOCK:

         Private Placement

         On November 18, 1998, the Company initiated a private placement offering (the "Private Placement") of 666,667 shares of the Company's common stock at an offering price of $1.50 per share. The Private Placement was exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 and Rule 504 of Regulation D. During 1998, net proceeds amounted to $59,162, which is net of related offering costs of $7,339, from the issuance of 44,334 shares of its common stock. During 1999, net proceeds amounted to $11,250 from the issuance of 7,500 shares of its common stock.

         Initial Public Offering

         During December 1999, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to regulation S-B under the Securities Act of 1933, to sell up to a total of 1,000,000 shares of its common stock at $5.00 per share. During 1999, the Company incurred $91,935 of offering costs (primarily related to legal, accounting and filing fees), which is presented on the accompanying balance sheet as deferred offering costs. Upon the successful completion of the proposed offering, deferred offering costs will be netted against the gross proceeds.


See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

(9)      COMMON STOCK, CONTINUED:

         Non-Qualified Stock Options

         In 1998, pursuant to a debt and debt-restructuring agreement with a current stockholder (see Note 6), the Company granted 116,350 non-qualified common stock options with an average exercise price of $0.50 per option as an incentive to renegotiate.

         The Company also granted 50,000 non-qualified common stock options to two of its directors at an exercise price of $0.50 per share.

         Incentive Stock Option Plan

         In 1999, the Company adopted an Incentive Stock Option Plan (the "Plan") that provides for granting of options to acquire common stock of the Company ("Options"). Options under the Plan may be issued to directors, executives, key employees and consultants providing valuable services to the Company. A maximum of 1,000,000 shares of the Company's common stock maybe issued under the Plan. The Board of Directors administer the Plan, selects recipients to whom options are granted and determines the number of shares to be granted. Options granted under the Plan are exercisable at a price determined by the Board of Directors at the time of grant, but in no event less than fair market value. During 1999, 737,500 options have been granted under this plan.

         The number and weighted average exercise prices of options granted for the years ended December 31, 1999 and 1998 are as follows:

                                                                            1999                               1998
                                                             -------------------------------           -----------------------
                                                                                  Average                            Average
                                                                                 Exercise                            Exercise
                                                              Number               Price           Number              Price

         Outstanding at beginning of the year                  166,350            $  0.50          581,750          $   0.50
         Granted during the year                               737,500               1.53          166,350              0.50
         Outstanding at end of the year                        903,850               1.34          166,350              0.50
         Exercisable at end of the year                        496,350               1.19          166,350              0.50
         Exercised during the year                                   -                  -                -               -
         Cancelled during the year                                   -                  -          581,750              0.50

         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("FASB 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equal or exceed the fair market value of the underlying stock on the date of grant, no compensation expense is recognized.

See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998




(9)      COMMON STOCK, CONTINUED:

         Proforma  information  regarding net income (loss) and earnings (loss) per share,  pursuant to the requirements of FASB 123, for the years ended December 31, 1999 and 1998, are as follows:

                                                                             1999                     1998
                                                                            -------                 --------
                                                                   Historical    Proforma   Historical    Proforma

Net income (loss) ................................................$ 534,132      $ 109,460   $(463,264)  $ (513,169)
 .
Net income (loss) per share - basic ..............................$    0.10      $    0.02   $   (0.10)  $    (0.11)

Net income (loss) per share - diluted ............................$    0.09      $    0.02   $   (0.10)  $    (0.11)

*        In computing the proforma  diluted net income,  an adjustment of  approximately  $24,000 arising from interest savings from conversion of debts to equity has been made in the Proforma net income for the year ended December 31, 1999.


See accompanying independent auditors' report.

PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 204(a)(10) of the California General Corporation Law (the "GCL") permits corporations to eliminate the liability of a Director to the corporation or its stockholders for monetary damages for breach of the Director's fiduciary duty of care. Our Articles of Incorporation include such a provision eliminating the liability of Directors to the fullest extent permissible under California law. Under the GCL, directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the director derived an improper personal benefit. Such imitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not California law would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, including attorneys fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Roex, arising out of such person's services as an director or executive officer of Roex, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

We are not obligated to indemnify the indemnitee with respect to (a) acts, omissions or transactions from which the indemnitee may not be relieved of liability under applicable law, (b) claims initiated or brought voluntarily by the indemnitee and not by way of defense, except in certain situations, (c) proceedings instituted by the indemnitee to enforce the Indemnification Agreements which are not made in good faith or are frivolous, or (d) violations of Section 16(b) of the Securities Exchange Act of 1934 or any similar statute.

While not requiring the maintenance of directors' and officers' liability insurance, if there is such insurance, the indemnitee must be provided with the maximum coverage afforded to Directors, officers, key employees, agents or fiduciaries if indemnitee is a Director, officer, key employee, agent or fiduciary, respectively. Any award of indemnification to an agent would come directly from our assets, thereby affecting a stockholder's investment.

These indemnification provisions and the Indemnification Agreements may be broad enough to permit indemnification of our officers and Directors for liabilities (including reimbursement of expenses) arising under the Securities Act.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee                                         $  1,584
Printing Expenses                                        30,000
Accounting Fees and Expenses                             50,000
Legal Fees and Expenses                                 105,000
Blue Sky Fees and Expenses                                7,500
Registrar and Transfer Agent Fees                         2,500
Miscellaneous                                             3,416
                                                       ---------
                  Total                                $200,000


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

NOTES AND LOANS PAYABLE. On December 31, 1996, Roex issued promissory notes ("Notes") in the amount of $100,000 each to two non-related parties. The Notes were due December 31, 1999 and carried interest of 12% per annum. On August 31, 1999, the two holders of the Notes agreed to extend the due date of the Notes to September 30, 2000.

In January 1998, Roex borrowed $30,000 from Prostate, Ltd., a limited partnership comprised of three non-affiliated limited partners. The borrowing is evidenced by a demand promissory note with interest at 12% per annum.

In September 1998, we restructured our debt obligation to a current stockholder, Bison Group Ltd. Pursuant to this debt restructuring agreement, an additional $100,000 was loaned to us for working capital. The payment terms were extended through November 1, 2001, and the interest rate was increased from 12.5% to 13.25%. In addition, we issued 581,750 shares of our Common Stock, valued at $0.30 per share, paid an $11,250 loan fee and granted 116,350 Common Stock options with an exercise price of $0.50 per share to the lender. These options may be exercised at any time during the period which expires on the fourth anniversary from the date we become a publicly traded company. This investor is an LLC in the business of lending monies to businesses. It is a sophisticated lender and had access to the kind of information normally provided in a prospectus.
An exemption from registration is claimed by the registrant under Section 4(2).

In October 1998, two of our directors, Messrs. Barnett and Stuckelman, loaned us an aggregate of $30,000, evidenced by convertible subordinated promissory notes with interest at 12% per annum (the "Notes"). The Notes are due on October 4, 2000. The holders of the Notes may convert the Notes into 60,000 shares of Roex Common Stock at any time prior to October 4, 2000. In connection with this loan, Roex issued 30,000 shares valued at $0.30 per share to the two directors. Both of the directors are sophisticated individuals and had access to information normally provided in a prospectus. An exemption from registration is claimed by the registrant under Section 4(2).

Between December 1998 and January 1999, we sold 51,834 shares of our Common Stock at $1.50 per share (proceeds of $70,412 net of offering cost of $7,339) to 27 persons. The sales were made pursuant to a private placement and were sold by the officers and directors of Roex. No commissions were paid for sales of stock. No general solicitation or general advertising was used in connection with these sales. Not more than 35 unaccredited investors were involved in purchasing this private placement. Each investor was given access to information normally provided in a prospectus. An exemption from registration is claimed by the registrant under Regulation D.

Between July and September 1999, pursuant to a private placement, we issued Convertible Promissory Notes (the "Notes") in the aggregate amount of $165,000. The notes have interest rates of 12% per annum and are convertible into shares of Common Stock at $1.50 per share at any time prior to the due date of June 30, 2002. No commissions were paid for the sale of the Notes. The Notes were purchased by only 12 investors, including Roex's three outside directors. All of the investors are sophisticated individuals and had access to information normally provided in a prospectus. Furthermore, each investor is either a director or had a prior personal and/or business relationship with a director or officer of Roex. An exemption from registration is claimed by the registrant under Section 4(2).

Roex's issuance of all of the foregoing securities were effected in transactions exempt from registration under section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. All of the investors (total of 27) in all of the private placements, except the December 1998 to January 1999 offering, were sophisticated and accredited persons. At least one of the officers and directors had a prior relationship with the investors. The December 1998 to January 1999 offering was pursuant to a private placement memorandum.

Each investor executed a subscription agreement representing that he/she was purchasing securities not with a view to distribute. Less than 35 persons purchased in this offering.

ITEM 27.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

   EXHIBIT
    NUMBER                              DESCRIPTION
--------------- ----------------------------------------------------------------
      1         Form of Managing Placement Agent (Underwriter) Agreement
      3         Charter Documents
          **             3.1      Articles of Incorporation
          **             3.2      Bylaws
      4         Instruments defining rights of holders
          **             4.1      Form of Convertible Promissory Note issued
                                  October 1998
          **             4.2      Form of Convertible Promissory Note issued
                                  between July and October 1999
                         4.3      Subscription Agreement for this Offering
                         4.4*     Form of Underwriter's Warrant
      5*        Opinion of Law Offices of William B. Barnett
      10        Material Contracts
                         10.1     Form of Escrow Agreement with Wells Fargo
                                  Bank, N.A. applicable to this Offering
          **             10.2     1999 Stock Incentive Plan
          **             10.3     Form of Officer and Director Indemnification
                                  Agreement
          **             10.4     Loan Restructure Agreement with Bison
                                  Development Fund, L.P.
          **             10.5     Stock Option granted to Bison Development
                                  Fund, L.P.
          **             10.6     Employment Agreement dated November 1, 1998,
                                  between Roex and Rodney H. Burreson
          **             10.7     Royalty Agreement dated July 23, 1996, between
                                  Roex and Dennis F. Gibson
      23        Consents of Experts and Counsel
                         23.1*    Consent of Law Offices of William B. Barnett
                                 (filed as part of Exhibit 5 hereto)
                         23.2     Consent of Stonefield, Josephson, Inc.

-----------------
*    To be filed by amendment.
**   Previously filed

ITEM 28.  UNDERTAKINGS.

The undersigned small business issuer will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned small business issuer will:

(1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

(3) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

(4) For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(5) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on September 26, 2000.

                                     ROEX, INC.

                                By:  /s/ RODNEY H. BURRESON
                                     -------------------------------------------
                                     Rodney H. Burreson, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rodney H. Burreson, Derek Burreson and each of them, such person's true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act, which relates to this Registration Statement) and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     NAME                          DATE                           TITLE

/s/ Rodney H. Burreson
------------------------    September 26, 2000         Chairman of the Board and
Rodney H. Burreson                                     Chief Executive Officer

/s/ Derek Burreson
------------------------    September 26, 2000         Chief Operating Officer,
Derek Burreson                                         Secretary and Director

/s/ Peter Weber
------------------------    September 26, 2000         Chief Financial Officer
Peter Weber                                            (Principal Financial and
                                                       Accounting Officer)
/s/ Robert Stuckelman
------------------------    September 26, 2000         Director
Robert Stuckelman

/s/ William B. Barnett
------------------------    September 26, 2000         Director
William B. Barnett

/s/ Shri K. Mishra
------------------------    September 26, 2000         Director
Shri K. Mishra, M.D., M.S.